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                                                      Pursuant to Rule 424(b)(3)
                                                        Registration # 333-67804
PROSPECTUS
                                     [LOGO]

          OFFER TO EXCHANGE $500,000,000 8 7/8% SENIOR NOTES DUE 2011
                                      FOR
                   $500,000,000 8 7/8% SENIOR NOTES DUE 2011,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

 UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY ALL OUR DOMESTIC WHOLLY-OWNED
        RESTRICTED SUBSIDIARIES, OTHER THAN SECURITIZATION SUBSIDIARIES

THE EXCHANGE OFFER

- We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are freely tradeable, except in limited circumstances described below.

- You may withdraw tenders of old notes at any time before the expiration of the exchange offer.

- The exchange offer expires at 5:00 p.m., New York City time, on October 16,
  2001, unless extended. We do not currently intend to extend the expiration date.

- The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

- We will not receive any proceeds from the exchange offer.
THE NEW NOTES

- The new notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the old notes.

- The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes, except that the new notes will be freely tradeable, except in limited circumstances described below.

RESALES OF NEW NOTES

- The new notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

    If you are a broker-dealer and you receive new notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. By making that acknowledgment, you will not be deemed to admit that you are an underwriter under the Securities Act of 1933.
Broker-dealers may use this prospectus in connection with any resale of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or trading activities.
We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 180 days from the date on which the exchange offer is consummated, subject to limited exceptions. A broker-dealer may not participate in the exchange offer with respect to old notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

    If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the new notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

  YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS
                                   PROSPECTUS
                  BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 14, 2001.
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    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE
HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT
MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT
PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS
PROSPECTUS.

                               TABLE OF CONTENTS

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Where You Can Find More Information.........................     ii

Incorporation of Certain Documents by Reference.............     ii

Summary.....................................................      1

Risk Factors................................................     13

Forward-Looking Statements..................................     21

Use of Proceeds.............................................     21

The Exchange Offer..........................................     22

Description of Other Indebtedness and Preferred Stock.......     32

Description of New Notes....................................     36

Certain United States Federal Income Tax Consequences.......     75

Plan of Distribution........................................     79

Legal Matters...............................................     80

Experts.....................................................     80
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                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange
Act of 1934, as amended, and file reports, proxy and information statements and other information with the Securities and Exchange Commission which we refer to as the "Commission" or the "SEC". Those reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's Regional
Offices located at Seven World Trade Center, 13th Floor, New York, New York
10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661. Copies of those materials also can be obtained from the Public
Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C.
20549, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.
In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New
York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We incorporate by reference into this prospectus the following documents filed with the Commission:

    (a) our annual report on Form 10-K for the fiscal year ended December 31, 2000;

    (b) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

    (c) our current reports on Form 8-K or Form 8-K/A dated March 1, 2001,
       July 6, 2001, July 26, 2001, August 1, 2001, August 16, 2001, August 24,
       2001 and August 31, 2001; and

    (d) About.com, Inc.'s consolidated financial statements and accompanying notes as of and for the year ended December 31, 2000 and our unaudited pro forma consolidated financial statements and accompanying notes giving effect to the About.com merger included in our current report on Form 8-K/A dated April 26, 2001.

    All documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of those documents.

    You may obtain copies of those documents from us, free of cost, by contacting us at the following address or telephone number:

           Corporate Secretary
           PRIMEDIA Inc.
           745 Fifth Avenue
           New York, New York 10151
           (212) 745-0100

    Information that we file later with the Commission and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                       ii
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                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED
INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES
INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE
INDICATES, THE TERM "WE" OR "PRIMEDIA" MEANS THE COMBINED BUSINESS OPERATIONS OF
PRIMEDIA INC. AND ITS SUBSIDIARIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS
INCLUDED UNDER THE CAPTION "RISK FACTORS." MARKET SHARE DATA CONTAINED IN THIS
PROSPECTUS ARE BASED UPON A PRODUCT'S SHARE OF ADVERTISING OR CIRCULATION,
DEPENDING ON THE PRODUCT, AS COMPARED TO ITS DIRECT COMPETITION.

                                  OUR COMPANY

    PRIMEDIA is the new tradition in media, combining traditional and new media.
We are a targeted media company with leading positions in consumer and business-to-business markets. Our properties, which are delivered to over 200 million users, utilize the full media arsenal to deliver content via print
(magazines and directories), video (digital broadband, satellite and cable), live events (trade and consumer shows) and the Internet. As of December 31, 2000, approximately 78% of our traditional media products ranked first or second in advertising pages, advertising revenue, circulation or other competitive metrics in their respective markets. We believe that in 2000 we sold the most advertising pages of any magazine publisher in the United States and ranked third in terms of revenue derived from sales of magazine copies at the newsstand in the United States. Our Internet businesses rank seventh in unique visitors in the United States as measured by MEDIA METRIX for June 2001.

    In 2000, we had net sales of approximately $1.7 billion and EBITDA of approximately $256.7 million. For the six months ended June 30, 2001, we had net sales of approximately $872.3 million and EBITDA of approximately
$86.2 million. In 2000, our net loss was approximately $346.8 million, and for the six months ended June 30, 2001, our net loss was approximately
$225.5 million.

                              OUR GROWTH STRATEGY

    We believe that as technology has created a flood of information, it has shifted the role of the media from making information broadly available across all audiences to sifting out and qualifying information for the benefit of specific audiences. As a result, we have organized our business into two operating segments: consumer and business-to-business. Our consumer segment is the largest publisher of specialty magazines and apartment rental guides and one of the largest producers and distributors of special interest videos in the United States. Through the About.com merger, we acquired a network of highly-targeted, topic-specific web sites and the leading producer of original content on the Internet. Our business-to-business segment is a leading publisher of business-to-business magazines, books, directories and databases, addressing the specialized information needs of professionals.

    Our growth strategy is to deliver information over multiple traditional and new media platforms to highly specific niches in both the consumer and business-to-business markets, thereby attracting both dedicated users of information and the advertisers determined to reach them. We expect to derive our revenue principally from lead generation advertising as well as from subscriptions to our products and brand awareness advertising. Lead generation advertising is advertising focused on triggering a purchase decision by the reader or viewer. We believe lead generation advertising is less susceptible to general economic conditions than general brand awareness advertising.

    In 2000, we embarked on an initiative to integrate our operating units. One aspect of the integration was to improve productivity through cost reduction as we entered into a strategic sourcing initiative to leverage our purchasing power across all spending for certain manufacturing and non-manufacturing commodities.
Significant cost savings were achieved through consolidating the procurement of goods and services, such as paper and printing, and centralizing support services, such as accounting and payroll. During 2000, the strategic sourcing initiative generated approximately $10.5 million in savings. With the About.com merger, we will continue our integration and sourcing efforts and expect to reduce Internet development costs.

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    After the About.com merger, we formed the PRIMEDIA Integrated Sales and
Marketing Group to sell integrated marketing packages across all our traditional and new media vehicles. We also formed the PRIMEDIA Internet Resource and
Technology Group to centralize and standardize our technology.

                              RECENT DEVELOPMENTS

EMAP USA

    On August 24, 2001, we acquired all of the outstanding capital stock of EMAP, Inc. (formerly known as Petersen Publishing) from an affiliate of EMAP plc. In this prospectus, we refer to EMAP, Inc. as EMAP USA. EMAP USA has more than 60 consumer titles reaching over 75 million enthusiasts through a combination of magazines, network and cable television shows, web sites and live consumer events. The acquisition did not include the United States edition of FOR HIM MAGAZINE published by EMAP USA.

    The total consideration we paid for the acquisition of EMAP USA was $505 million in cash and a warrant to acquire 2,000,000 shares of our common stock. We have partially financed the acquisition of EMAP USA by (1) issuing
$125 million of Series J convertible exchangeable preferred stock at a price per share equal to $125 to KKR 1996 Fund L.P., an affiliate of Kohlberg Kravis
Roberts & Co. L.P. or KKR, and (2) drawing upon our revolving credit facility in an amount of approximately $255 million. In addition, KKR 1996 Fund purchased from us $125 million of (a) our common stock and (b) our Series K convertible preferred stock at a price per share equal to $4.70. The Series K convertible preferred stock is non-voting but otherwise the economic equivalent of our common stock. The shares of Series K convertible preferred stock will be automatically converted into an equal number of shares of our common stock upon receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for KKR 1996 Fund to acquire additional shares of our common stock and 20 days after we send out an information statement describing the financing pursuant to the Commission's proxy rules.

    Dividends on the Series J convertible exchangeable preferred stock accrue at an annual rate of 12.5% and are payable quarterly in kind. The Series J convertible exchangeable preferred stock is perpetual and ranks pari passu with our existing series of outstanding preferred stock. We have the option to redeem any or all of the shares of Series J convertible exchangeable preferred stock at any time for cash at 100% of the liquidation preference of each share being redeemed. The Series J convertible exchangeable preferred stock may be converted into shares of our common stock at any time after the first anniversary of the issue date at a conversion price of $7 per share, subject to adjustments. On any dividend payment date, we have the option to exchange the Series J convertible exchangeable preferred stock into our subordinated debt. Our ability to redeem or exchange the Series J convertible exchangeable preferred stock into debt is subject to the approval of a majority of our independent directors.

    In connection with the equity financing by KKR 1996 Fund, we paid KKR 1996
Fund a commitment fee consisting of warrants to purchase 1.25 million shares of our common stock and granted to KKR as a funding fee for the securities additional warrants to purchase 2.62 million shares of our common stock. The warrants will be exercisable at any time after the first anniversary of the grant date at an exercise price of $7 per share, subject to adjustments. The warrants constituting the commitment fee and the funding fee vest on the grant date. If the Series J convertible exchangeable preferred stock is outstanding for three, six, nine or 12 months from the date of issuance, KKR 1996 Fund will receive additional warrants that vest on the grant date to purchase 250,000, 1 million, 1.25 million and 1.5 million shares of our common stock, respectively.

NEW CREDIT AGREEMENT

    On June 20, 2001, we entered into a new credit agreement with commitments of $1 billion, of which $558 million was outstanding as of June 30, 2001. The debt under the credit agreement (as well as certain of our other equally and ratably secured indebtedness) is secured by a pledge of the stock of PRIMEDIA
Companies Inc., an intermediate holding company that we own directly.

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    The following chart summarizes the businesses of our two segments:

                                    PRIMEDIA

CONSUMER SEGMENT

CONSUMER MAGAZINES AND INTERNET GROUP

    - Over 100 titles

    (including Seventeen, New York, American Baby, Modern Bride, Automobile, Fly
    Fisherman, Equus, Popular Hot Rodding, McCalls Quilting, Crafts Magazines)

    - Seventeen.com, Americanbaby.com

    - Over 60 EMAP USA titles (including Motor Trend, Hot Rod, Teen and
      Stereophile)

CONSUMER GUIDES

    - 76 local apartment guides

    - 16 new home guides

    - 6 travel information guides

    - Apartmentguide.com

CONSUMER INTERNET

    - About.com (including over 700 niche sites)

CONSUMER VIDEO

    - Channel One

    - Films for the Humanities and Sciences

    - PRIMEDIA Digital Video

BUSINESS-TO-BUSINESS SEGMENT

BUSINESS-TO-BUSINESS MAGAZINES AND MEDIA GROUP

    - 82 trade publications

    (including Telephony, Wireless Review, Electrical Construction and
    Maintenance, Broadcast Engineering, Soybean Digest, Beef, American Trucker)

    - Trade Shows

    (25 trade shows, including Telecom Business, Waste Age, Lighting Dimensions
    International)

INFORMATION

    - Over 500 books, directories and databases

    (including Machinery Information Division, Federal Sources, Media Central)

    - Trade Shows

PRIMEDIA WORKPLACE LEARNING

    - Accreditation-oriented

    - Vocational trining in 7 fields

    (including automotive, law, healthcare and government)

    - Trade Shows

    We were incorporated on November 22, 1991 in the State of Delaware. Our principal executive offices are located at 745 Fifth Avenue, New York, New York,
10151; telephone number (212) 745-0100. Our domain name is "primedia.com." Our common stock is publicly traded on the New York Stock Exchange under the symbol
"PRM." The information on our web site is not part of this prospectus.

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                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

    On May 8, 2001, we completed the private offering of the old notes. On that date, we and our domestic wholly-owned restricted subsidiaries, other than securitization subsidiaries, which we refer to as the guarantors, entered into a registration rights agreement with the initial purchasers in the private offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to complete the exchange offer within 230 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for new notes which are identical in all material respects to the old notes except:

       - the new notes have been registered under the Securities Act of 1933;
         and

       - the liquidated damages which would be payable on the old notes in specified circumstances are no longer applicable.

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The Exchange Offer...................  We are offering to exchange up to $500,000,000 aggregate principal amount of old notes for up to $500,000,000
                                       aggregate principal amount of new notes. Old notes may be
                                       exchanged only in integral multiples of $1,000.

Resale...............................  Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, including
                                       Exxon Capital Holdings Corporation and Morgan Stanley & Co.
                                       Incorporated, we believe that the new notes issued in the
                                       exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without
                                       compliance with the registration and prospectus delivery
                                       provisions of the Securities Act, so long as you:

                                       - are not an affiliate of ours within the meaning of
                                       Rule 405 under the Securities Act; and

                                       - are acquiring the new notes in the ordinary course of your business and have not engaged in, do not intend to engage
                                         in, and have no arrangement or understanding with any
                                         person to participate in, a distribution of the new notes.

                                       Each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old
                                       notes that were acquired as a result of market-making or
                                       other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.
                                       See "Plan of Distribution."

                                       Any holder of old notes who:

                                       - is an affiliate of ours within the meaning of Rule 405
                                       under the Securities Act;

                                       - does not acquire new notes in the ordinary course of its business; or

                                       - tenders in the exchange offer with the intention to
                                         participate, or for the purpose of participating, in a
                                         distribution of new notes
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                                       cannot rely on the position of the staff of the SEC
                                       enunciated in EXXON CAPITAL HOLDINGS CORPORATION, MORGAN
                                       STANLEY & CO. INCORPORATED or similar no-action letters and, in the absence of an exemption from the registration and
                                       prospectus delivery requirements of the Securities Act, must comply with those requirements in connection with the resale of the new notes.

Expiration Date; Withdrawal of
Tender...............................  The exchange offer will expire at 5:00 p.m., New York City time, on October 16, 2001, or on a later date and time if we decide to extend the exchange offer. We refer to the date on which the exchange offer will expire as the expiration date.
                                       We do not currently intend to extend the expiration date. A tender of old notes in the exchange offer may be withdrawn at any time before the expiration date. Any old notes not
                                       accepted for exchange for any reason will be returned
                                       without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Material Conditions to the Exchange
Offer................................  The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The
                                       Exchange Offer--Material Conditions to the Exchange Offer"
                                       of this prospectus for more information regarding the
                                       conditions to the exchange offer.

Procedures for Tendering Outstanding
Notes................................  If you wish to accept the exchange offer, you must:

                                       - complete, sign and date the accompanying letter of
                                         transmittal, or a facsimile of the letter of transmittal
                                         according to the instructions contained in this prospectus and the letter of transmittal;

                                       - mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the
                                         old notes and any other required documents, to the
                                         exchange agent at the address indicated on the cover
                                         page of the letter of transmittal; or

                                       - if you hold old notes through The Depository Trust
                                         Company, or DTC, and wish to participate in the exchange
                                         offer, you must comply with the Automated Tender Offer
                                         Program procedures of DTC, by which you will agree to be
                                         bound by the letter of transmittal.

                                       By signing, or agreeing to be bound by the letter of
                                       transmittal, you will represent to us that, among other
                                       things:

                                       - any new notes that you receive will be acquired in the
                                         ordinary course of your business;

                                       - you have no arrangement or understanding with any person or entity to participate in a distribution of the new
                                         notes;
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                                       - if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were
                                         acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in
                                         connection with any resale of those new notes; and

                                       - you are not an affiliate, as defined in Rule 405 of the
                                         Securities Act, of ours or, if you are an affiliate, you
                                         will comply with any applicable registration and
                                         prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial
Owners...............................  If you are a beneficial owner of old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact that
                                       registered holder promptly and instruct the registered
                                       holder to tender on your behalf. If you wish to tender on
                                       your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes,
                                       either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of
                                       registered ownership may take considerable time and may not be able to be completed before the expiration date.

Guaranteed Delivery
Procedures...........................  If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old
                                       notes, the letter of transmittal or any other documents
                                       required by the letter of transmittal or to comply with the applicable procedures under DTC's Automated Tender Offer
                                       Program before the expiration date, you must tender your old notes according to the guaranteed delivery procedures set
                                       forth in this prospectus under "The Exchange
                                       Offer--Guaranteed Delivery Procedures."

Effect on Holders of
Outstanding Notes....................  Once we complete the exchange of all validly tendered old notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration
                                       rights agreement and, accordingly, there will be no
                                       liquidated damages paid on the old notes under the
                                       circumstances described in the registration rights
                                       agreement. If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will
                                       continue to hold the old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the
                                       registration rights agreement that by their terms terminate upon the completion of the exchange offer.

                                       We expect that the exchange of new notes for old notes will have a material adverse effect on the trading market for old notes.
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Consequences of Failure to
Exchange.............................  All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be
                                       offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction
                                       not subject to, the Securities Act and applicable state
                                       securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Material Income Tax Considerations...  The exchange of old notes for new notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal
                                       Income Tax Consequences."

Use of Proceeds......................  We will not receive any cash proceeds from the issuance of new notes in connection with the exchange offer.

Exchange Agent.......................  The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange
                                       agent are provided in the section captioned "The Exchange
                                       Offer--Exchange Agent" of this prospectus.
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                       SUMMARY OF TERMS OF THE NEW NOTES

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Maturity.............................  May 15, 2011.

Interest Payment Dates...............  May 15 and November 15 of each year, commencing
                                       November 15, 2001.

Optional Redemption..................  At any time on or after May 15, 2006, we may redeem all or a part of the new notes at the redemption price specified in this prospectus under "Description of Notes--Optional
                                       Redemption."

                                       At any time before May 15, 2004, we may redeem up to 35% of the new notes with the net proceeds of certain equity
                                       offerings at a redemption price of 108.875%, as long as at least 65% of the aggregate principal amount of the new notes remains outstanding after the redemption. See "Description of Notes--Optional Redemption."

                                       In addition, we may redeem all or a part of the new notes if we become subject to a change of control at any time, at the redemption price described under "Description of
                                       Notes--Change of Control--Optional Redemption Upon Change of
                                       Control."

Change of Control....................  If we become subject to a change of control, we will be required to make an offer to purchase any new notes that we do not redeem as provided under "Optional Redemption" above, at a purchase price of 101% of the principal amount of those new notes, plus accrued and unpaid interest to the date of purchase.

Guarantees...........................  The new notes will be fully and unconditionally guaranteed, on a senior basis, jointly and severally, by each of our
                                       wholly-owned domestic restricted subsidiaries, other than
                                       securitization subsidiaries.

Ranking..............................  The new notes will be senior obligations secured as described below and will rank PARI PASSU in right of payment to all our existing and future senior indebtedness and
                                       senior to any future subordinated indebtedness of ours.

                                       The guarantees of the new notes will rank PARI PASSU in
                                       right of payment with all existing and future senior
                                       indebtedness of our subsidiary guarantors, including those subsidiaries' guarantees of our obligations under our bank credit facilities and our other outstanding senior notes.

                                       As of June 30, 2001, we had approximately $1,698.9 million of senior indebtedness consisting of $558.0 million of
                                       borrowings under our bank credit facilities, $100.0 million of our 10 1/4% senior notes due 2004, $299.3 million of our
                                       8 1/2% senior notes due 2006, $248.9 million of our 7 5/8%
                                       senior notes due 2008 and $492.7 million of the old notes, all of which was guaranteed on a senior basis by our
                                       subsidiaries guaranteeing the new notes. All of our senior indebtedness, including the new notes, is secured by a
                                       pledge of the stock of PRIMEDIA Companies Inc., an
                                       intermediate holding company we own directly. PRIMEDIA
                                       Companies Inc. owns all of our operating subsidiaries.
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                                       As of June 30, 2001, there was $420.4 million available for borrowing under our bank credit facilities. As a result of the concurrent transactions, we expect to draw upon our
                                       revolving credit facility in an amount of $270 million.

                                       As of June 30, 2001, we had no subordinated indebtedness
                                       outstanding. Subject to the financial covenants in our bank credit facilities, we have the option at any time to
                                       exchange our outstanding series of preferred stock into
                                       subordinated indebtedness in an aggregate principal amount of $562.1 million.

Restrictive Covenants................  We will issue the new notes under an indenture containing covenants for your benefit. These covenants restrict our
                                       ability and the ability of our subsidiaries, with
                                       exceptions, to:

                                       - incur additional debt;

                                       - create or permit to exist certain liens;

                                       - pay dividends on or repurchase or retire capital stock;

                                       - make investments in certain subsidiaries;

                                       - sell assets or equity interests in subsidiaries;

                                       - enter into transactions with affiliates; and

                                       - consolidate, merge or transfer all or substantially all of our assets.

                                       These covenants are subject to a number of important
                                       exceptions and qualifications.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The selected consolidated operating and balance sheet data are derived in part from our audited consolidated financial statements contained in our annual reports on Form 10-K for each of the years in the five-year period ended December 31, 2000 and from our unaudited condensed consolidated financial statements contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2001. The historical data are only a summary and should be read in conjunction with the historical consolidated financial statements and related notes contained in the Form 10-K for the year ended December 31, 2000 and the Form 10-Q for the quarter ended June 30, 2001, which have been incorporated by reference in this prospectus. In the opinion of management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations as of and for the six months ended June 30, 2001 are not necessarily indicative of our results for any other interim period or for the full year.

                                                                                                          SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                                    JUNE 30,
                          ------------------------------------------------------------------------   ---------------------------
                              1996           1997           1998           1999           2000           2000           2001
                          ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Sales, net..............    $1,374,449     $1,487,595     $1,573,573     $1,716,102     $1,690,952       $829,977       $872,284
Depreciation of property
  and equipment.........        38,233         37,334         42,214         47,653         52,920         26,906         30,845
Amortization of
  intangible assets,
  excess of purchase
  price over net assets
  acquired and other....       152,469        146,831        176,755        176,361        128,355         66,422        117,738
Other (income)
  charges(1)............            --        138,640         (7,216)        62,208         41,570         12,780         29,030
Operating income
  (loss)(2).............        85,901        (20,793)       118,157         54,332         33,834         22,190        (91,436)
Provision for the
  impairment of
  investments(3)........            --             --             --             --        188,526             --         30,807
Interest expense........       124,601        136,625        144,442        164,909        143,988         75,319         66,854
Income tax benefit
  (expense)(4)..........        53,300          1,685             --         (6,500)       (41,200)            --             --
Income (loss) before
  extraordinary
  charge................        17,597       (157,439)       (37,736)      (120,113)      (346,826)       (46,499)      (225,488)
Extraordinary charge--
  extinguishment of
  debt(5)...............         9,553         15,401             --             --             --             --             --
Net income (loss)(2)....         8,044       (172,840)       (37,736)      (120,113)      (346,826)       (46,499)      (225,488)
Preferred stock
  dividends and related
  accretion(6)..........        43,526         65,073         63,285         53,062         53,063         26,531         27,347
Loss applicable to
  common shareholders...        35,482        237,913        101,021        173,175        399,889         73,030        252,835
Basic and diluted loss
  applicable to common
  shareholders per
  common share:
  Loss before
    extraordinary
    charge..............         $0.20          $1.72          $0.71          $1.19          $2.48          $0.47          $1.28
  Net loss..............         $0.27          $1.84          $0.71          $1.19          $2.48          $0.47          $1.28
Basic and diluted common
  shares outstanding....   128,781,518    129,304,900    142,529,024    145,418,441    161,104,053    155,145,878    198,271,477

                                                                                                          SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                                    JUNE 30,
                          ------------------------------------------------------------------------   ---------------------------
                              1996           1997           1998           1999           2000           2000           2001
                          ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER DATA:
EBITDA(7)...............      $276,603       $302,012       $329,910       $340,554       $256,679       $128,298        $86,177
Additions to property,
  equipment and other,
  net...................        28,790         31,108         55,238         69,488         77,579         35,442         26,114
Net cash provided by
  (used in) operating
  activities............       150,192        125,360        140,804        107,298         52,546        (22,277)      (139,757)
Net cash provided by
  (used in) investing
  activities............      (721,709)      (185,725)      (609,621)       186,081        (54,644)        35,436         57,206
Net cash provided by
  (used in) financing
  activities............       580,946         46,688        470,377       (289,256)        (2,873)       (10,592)        72,161
Deficiency of earnings
  to fixed
  charges(8)(9).........        35,703        159,124         37,736        113,613        295,489         45,775        196,183
Deficiency of earnings
  to fixed charges and
  preferred stock
  dividends and related
  accretion(8)(9).......        79,229        224,197        101,021        166,675        348,552         72,306        223,530

BALANCE SHEET DATA:
Cash and cash
  equivalents...........       $36,655        $22,978        $24,538        $28,661        $23,690        $31,228        $13,300
Working capital(10).....       (44,705)      (146,245)      (234,045)      (200,458)      (346,447)      (128,685)      (142,946)
Total assets............     2,552,215      2,485,990      3,041,074      2,714,552      2,677,479      2,660,970      3,060,323
Long-term debt(11)......     1,577,469      1,682,224      1,956,997      1,732,896      1,503,188      1,557,435      1,720,207
Exchangeable preferred
  stock.................       442,729        470,280        557,841        559,689        561,324        560,508        562,141
Total shareholders'
  equity (deficiency)...        81,557       (162,223)       (83,703)      (144,238)      (236,026)       (32,338)       149,716

------------------------------

(1) Represents non-cash compensation and non-recurring charges of $35,210 for the year ended December 31, 2000 and $24,544 and $12,727 for the six months ended June 30, 2000 and 2001, respectively, a provision for severance, closures and integration costs of $22,000 and $20,798 for the years ended December 31, 1999 and 2000, respectively, and $16,718 and $12,502 for the six months ended June 30, 2000 and 2001, respectively, other integration costs related to the About.com merger and other company-wide integration efforts of $4,304 for the six months ended June 30, 2001, (gain) loss on the sales of businesses and other, net of $138,640, $(7,216), $(235,580) and $(14,438) for the years ended December 31, 1997, 1998, 1999 and 2000, respectively, and $(28,482) and $(503) for the six months ended June 30, 2000 and 2001, respectively, and a provision for the impairment of long-lived assets of $275,788 for the year ended December 31, 1999.

(2) The adoption of a change in method of accounting for internal use software costs effective January 1, 1998 resulted in an increase in operating income and an equal decrease in net loss of approximately $12,450, $9,000 and $12,500 for the years ended December 31, 1998, 1999 and 2000, respectively.

(3) Represents a provision for the impairment of our investment in CMGI, Inc. of approximately $155,500, a provision for the impairment of our investment in Liberty Digital, Inc. of approximately $21,900 and a provision for the impairment of various PRIMEDIA Ventures' investments of approximately $11,200 for the year ended December 31, 2000 and a provision for the impairment of various of our investments of approximately $30,800 for the six months ended June 30, 2001.

(4) At December 31, 1997, 1998 and 1999, our management determined that no adjustment to net deferred income tax assets was required. In prior years, management determined that a portion of the net deferred income tax assets would likely be realized and accordingly, we recorded an income tax benefit of $53,300 in 1996. For the year ended December 31, 1997, we recorded an income tax carryback claim of $1,685. In 1999, we recorded income tax expense of $6,500 related to a provision for current state and local taxes incurred as a result of the gain on the sale of the supplemental education group. During 2000, we increased our valuation allowance due to historical operating losses and the impairment of investments, resulting in a provision for income taxes of $41,200. At December 31, 2000, we had aggregate net operating and capital loss carryforwards of approximately $1,028,000 which will be available to reduce future taxable income.

(5) Represents the write-off of unamortized deferred financing costs and the premiums paid on the redemptions of the 10 5/8% senior notes.

(6) Includes the premiums paid on the redemptions of our $11.625 Series B exchangeable preferred stock and our $2.875 senior exchangeable preferred stock in 1998 and 1997, respectively. In 1997, we recorded a preferred stock dividend accrual in the amount of $9,517. Of the total dividend accrual recorded in 1997, the amounts that relate to prior periods were not material.

(7) Represents earnings before interest, taxes, depreciation, amortization and other (income) charges including non-cash compensation and non-recurring charges of $35,210 for the year ended December 31, 2000 and $24,544 and $12,727 for the six months ended June 30, 2000 and 2001, respectively, a provision for severance, closures and integration costs of $22,000 and $20,798 for the years ended December 31, 1999 and 2000, respectively, and $16,718 and $12,502 for the six months ended June 30, 2000 and 2001, respectively, other integration costs related to the About.com merger and other company-wide integration efforts of $4,304 for the six months ended June 30, 2001, (gain) loss on the sales of businesses and other, net of $138,640, $(7,216), $(235,580) and $(14,438) for the years ended
    December 31, 1997, 1998, 1999 and 2000, respectively, and $(28,482) and
    $(503) for the six months ended June 30, 2000 and 2001, respectively, and a provision for the impairment of long-lived assets of $275,788 for the year ended December 31, 1999.

   EBITDA is not intended to represent cash flow from operating activities and should not be considered as an alternative to net income (loss) (as determined in conformity with generally accepted accounting principles) as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed in this prospectus to permit a more complete comparative analysis of our operating performance relative to other companies in our industry. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity. The primary difference between EBITDA and cash flows provided by operating activities relates to changes in working capital requirements and payments made for interest and income taxes. Additionally, EBITDA is not available for our discretionary use as there are legal requirements to pay preferred stock dividends and repay debt, among other payments. EBITDA as presented may not be comparable to similarly titled measures reported by other companies, since not all companies necessarily calculate EBITDA in identical manners, and therefore, is not necessarily an accurate measure of comparison between companies.

(8) For purposes of determining the deficiency of earnings to fixed charges and preferred stock dividends and related accretion, "earnings" consist of loss before income taxes, fixed charges and equity in losses of investees, and "fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expenses that management believes to be representative of interest and "preferred stock dividends and related accretion" consist of dividends on our preferred stock, the accretion of our preferred stock and premiums paid on the redemption of our $11.625 Series B exchangeable preferred stock in 1998.

(9) Loss before income taxes includes non-cash and non-recurring charges for depreciation and amortization of property and equipment, other intangible assets, excess of purchase price over net assets acquired and deferred financing costs, gain (loss) on the sales of businesses and other, net, provision for severance, closures and integration costs, non-cash compensation and non-recurring charges, provision for the impairment of long-lived assets, provision for the impairment of investments, write-off of deferred financing costs and non-cash interest expense on an acquisition obligation, distribution advance and other current liabilities. These charges totaled $198,895, $333,219, $224,063, $294,982 and $419,144 for the
    years ended December 31, 1996, 1997, 1998, 1999 and 2000, respectively and $109,999 and $218,055 for the six months ended June 30, 2000 and 2001, respectively. Adjusted to eliminate those charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends and related accretion by $163,192 and $136,248, $174,095 and $113,473,
    $186,327 and $123,042, $181,369 and $128,307 and $123,655 and $70,592 for
    the years ended December 31, 1996, 1997, 1998, 1999 and 2000, respectively, and by $64,224 and $37,693 for the six months ended June 30, 2000. Adjusted to eliminate those charges for the six months ended June 30, 2001, earnings would have exceeded fixed charges by $21,872 but, earnings would have been insufficient to cover fixed charges plus preferred stock dividends and related accretion by $5,475.

(10) Includes current maturities of long-term debt and net assets held for sale, where applicable. Consolidated working capital reflects certain industry working capital practices and accounting principles, including the expensing of certain editorial and product development costs when incurred and the recording of deferred revenue from subscriptions as a current liability. Advertising costs are expensed when the promotional activities occur except for certain direct-response advertising costs which are capitalized and amortized over the estimated period of future benefit.

(11) Excludes current maturities of long-term debt.

                                  RISK FACTORS
                     RISK FACTORS RELATING TO OUR BUSINESS

   WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED RESULTS FROM ACQUISITIONS AND INVESTMENTS.

    We may not be able to continue to integrate the business of About.com or integrate the business of EMAP USA into our existing businesses without encountering difficulties. In addition, we may make acquisitions and investments in the future. The integration of About.com, EMAP USA and other businesses we may acquire is and will be a complex, time consuming and expensive process involving a number of issues, including:

    - difficulty integrating acquired technologies, operations and personnel with our existing businesses;

    - diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

    - strain on managerial and operational resources as management tries to oversee larger operations;

    - exposure to unforeseen liabilities of acquired companies;

    - potential issuance of securities in connection with a future acquisition with rights that are superior to the rights of holders of our currently outstanding securities; and

    - the requirement to record potentially significant additional future operating costs for the amortization of certain intangible assets.

    Our future operating results will depend to a significant degree on our ability to address these issues. In addition, we have invested and may invest in the future in some early-stage companies with limited operating histories and limited or no revenues. We may not be able to successfully develop these young companies and, in some cases, we may not own enough equity in them to control their development.

    GENERAL ECONOMIC TRENDS MAY REDUCE OUR ADVERTISING REVENUES.

    Our advertising revenues are subject to the risks arising from adverse changes in domestic and global economic conditions. A decline in the level of business activity of our advertisers has had and could continue to have an adverse effect on our revenues and profit margins. Because of the recent economic slowdown in the United States, many advertisers, particularly business-to-business advertisers, are reducing advertising expenditures. If the current economic slowdown continues or worsens, our results of operations may be adversely affected.

   WE HAVE SUBSTANTIAL INDEBTEDNESS AND OTHER MONETARY OBLIGATIONS, WHICH CONSUME A SUBSTANTIAL PORTION OF THE CASH FLOW THAT WE GENERATE.

    We have substantial indebtedness and expect to incur additional indebtedness under our bank credit facilities or otherwise. As of June 30, 2001, we had approximately $1,728.3 million of outstanding indebtedness and $562.1 million of outstanding preferred stock. In addition, as a result of our acquisition of EMAP USA, we drew upon our revolving credit facility in an amount of $255 million. A substantial portion of our cash flow is dedicated to the payment of principal and interest on indebtedness and to the payment of dividends on our preferred stock, which reduces funds available for capital expenditures and business opportunities and may limit our ability to respond to adverse developments in our business or in the economy. For the year ended December 31, 2000, we paid $117.7 million of principal and $141.9 million of interest, and for the six months ended June 30, 2001, we paid $59.8 million of interest. In addition, for the year ended December 31, 2000, we made cash dividend payments of $53.1 million on our outstanding preferred stock, and for the six months ended June 30, 2001, we made cash dividend payments of $26.5 million on our outstanding preferred stock. As a result of our recent transactions in connection with the financing of our acquisition of EMAP USA, we expect our annual interest payments to increase by approximately $15 million.

    As of June 30, 2001, borrowings under our bank credit facilities were approximately $558 million. In addition, to partially finance our acquisition of EMAP USA, we borrowed an additional $255 million under our revolving credit facility. These borrowings bear interest at floating rates based on the federal funds rate, the prime lending rate or LIBOR. Increases in interest rates on indebtedness under our bank credit facilities would increase our interest payment obligations and could have an adverse effect on us. The weighted average interest rate on our bank credit facilities was 6.46% at June 30, 2001.

    Our ability to make payments with respect to our indebtedness will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business, competitive and other factors. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors.

    Based on the outstanding principal amount of our debt under our bank credit facilities and outstanding senior notes as of June 30, 2001, we will be required to repay $127.4 million of indebtedness on or prior to December 31, 2004, and we will have to repay substantial additional indebtedness and redeem a significant amount of preferred stock thereafter. We may not be able to repay that debt or redeem the preferred stock from available cash sources and may not be able to refinance that debt or preferred stock on commercially reasonable terms, if at all. If we are unable to repay, redeem or refinance these amounts on or prior to their due dates, we may need to sell assets or take other actions that could be detrimental to the holders of our common stock. In that event, we may not be able to generate sufficient cash from asset sales to satisfy our cash needs. If we are unable to repay, redeem or refinance our indebtedness and preferred stock on or prior to their due dates, we will be in default and all of our indebtedness could be accelerated.

   OUR DEBT INSTRUMENTS LIMIT OUR BUSINESS FLEXIBILITY BY IMPOSING OPERATING AND FINANCIAL RESTRICTIONS ON OUR OPERATIONS.

    The agreements governing our indebtedness impose specific operating and financial restrictions on us. These restrictions prohibit or limit us from, among other things:

    - changing the nature of our business;

    - incurring additional indebtedness;

    - creating liens on our assets;

    - selling assets;

    - engaging in mergers, consolidations or transactions with our affiliates;

    - making investments in or loans to specific subsidiaries;

    - making guarantees or specific restricted payments; and

    - declaring or making dividend payments on our common or preferred stock.

    As of June 30, 2001, under our most restrictive debt covenants, we must maintain a minimum interest coverage ratio of 1.80 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1. Our maximum allowable debt leverage ratio is
6.0 to 1. The minimum interest coverage ratio and maximum debt coverage ratio we must maintain become more restrictive over time. The maximum leverage ratio decreases to 5.75 to 1, 5.5 to 1, 5.0 to 1 and 4.5 to 1, respectively, on July 1, 2003, January 1, 2004, January 1, 2005 and January 1, 2006. The minimum interest coverage ratio increases to 2.0 to 1, 2.25 to

1 and 2.5 to 1, respectively, on July 1, 2003, January 1, 2004 and January 1, 2005. For the twelve months ended June 30, 2001, our interest coverage ratio, fixed charge coverage ratio and debt leverage ratio were 2.34 to 1, 1.28 to 1 and 5.43 to 1, respectively. These restrictions, in combination with our leveraged nature, could limit our ability to effect future acquisitions or financings or otherwise restrict corporate activities.

    Our failure to comply with the terms and covenants in our indebtedness could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable. Moreover, the instruments governing almost all of our indebtedness, including the notes, contain cross-default provisions so that a default under any of our indebtedness may result in a default under our other indebtedness. If a cross-default occurs, the maturity of almost all of our indebtedness could be accelerated and become immediately due and payable. We may not be able to comply with these restrictions in the future, or in order to comply with these restrictions we may have to forgo opportunities that might otherwise be beneficial to us.

   OUR EARNINGS HAVE BEEN INSUFFICIENT TO PAY OUR FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.

    Our earnings were inadequate to cover fixed charges and fixed charges plus preferred stock dividends and related accretion by $295.5 million and $348.6 million, respectively, for the year ended December 31, 2000 and by $196.2 million and $223.5 million, respectively, for the six months ended
June 30, 2001. Earnings consist of loss before income taxes, fixed charges and equity in losses of investees, and fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expenses that management believes to be representative of interest. Although our earnings were affected by substantial non-cash and non-recurring charges (including depreciation and amortization of property and equipment, other intangible assets, excess of purchase price over net assets acquired and deferred financing costs, write-off of deferred financing costs, gain on the sales of businesses and other, net, provision for severance, closures and integration costs, non-cash compensation and non-recurring charges, provision for the impairment of investments and non-cash interest expense on an acquisition obligation and other current liabilities of approximately
$419.1 million for the year ended December 31, 2000 and $218.1 million for the six months ended June 30, 2001), we cannot assure you that our cash flow will be sufficient in future periods to permit us to make our required payments on our indebtedness and preferred stock.

   KOHLBERG KRAVIS ROBERTS & CO. L.P., OR KKR, HAS CONTROL OF OUR COMMON STOCK AND HAS THE POWER TO ELECT ALL THE MEMBERS OF OUR BOARD OF DIRECTORS AND TO APPROVE ANY ACTION REQUIRING STOCKHOLDER APPROVAL.

    As of July 31, 2001, approximately 59.5% of the shares of our common stock were held by investment partnerships, of which KKR Associates, L.P., a New York limited partnership, and KKR GP 1996 LLC, a Delaware limited liability company, each an affiliate of KKR, are the general partners. KKR Associates and KKR GP 1996 have sole voting and investment power with respect to those shares. In addition, on August 24, 2001, we issued (1) 10,800,000 shares of our common stock to KKR 1996 Fund, an affiliate of KKR, (2) 15,795,745 shares of our Series K convertible preferred stock which will automatically convert into 15,795,745 shares of common stock to KKR 1996 Fund upon receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for KKR 1996 Fund to acquire additional shares of common stock and 20 days after we send out an information statement pursuant to Regulation 14C of the Exchange Act to our stockholders and (3) 1,000,000 shares of our Series J convertible exchangeable preferred stock to KKR 1996 Fund at $125 per share with an aggregate liquidation preference of $125 million and convertible into shares of our common stock at any time after the first anniversary of the issue date at a conversion price per share of $125 million divided by $7 per share. We also granted warrants which are not exercisable until after the first anniversary of the grant date to KKR or one of its affiliates to purchase up to 3,870,000 shares of our common stock and additional warrants to purchase up to 4,000,000 shares of our common stock depending on the date on which shares of our Series J convertible exchangeable preferred stock are still outstanding. As a result of their majority ownership, our stockholders that are affiliated with KKR and their respective general partners and members, four of whom are also our directors, control us and have the power to elect all of our directors and approve any action requiring stockholder approval, including adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. Our stockholders that are affiliated with KKR will also be able to prevent change of control events or cause a change of control at any time. The interest of our KKR affiliated stockholders and their affiliates may conflict with the interest of holders of our debt securities, including the new notes.

   INCREASES IN PAPER AND POSTAGE COSTS MAY HAVE AN ADVERSE IMPACT ON OUR FUTURE FINANCIAL RESULTS.

    The price of paper is a significant expense relating to our print products and direct mail solicitations. Paper price increases may have an adverse effect on our future results. Postage for product distribution and direct mail solicitations is also a significant expense. We use the U.S. Postal Service for distribution of many of our products and marketing materials. Postage costs increased in January 2001 and can be expected to increase in the future. We may not be able to pass these cost increases through to our customers.

   WE DEPEND ON SOME IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM OUR BUSINESS.

    Our performance is substantially dependent on the performance of our executive officers and other key employees. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. Competition for those employees is intense. The loss of the services of any of our executive officers or key employees may harm our business.

   OUR TRADITIONAL BUSINESS IS SUBJECT TO COMPETITION FROM THE RAPIDLY INCREASING AND COMPETITIVE MARKET FOR NEW MEDIA PRODUCTS AND SERVICES.

    We derive a substantial portion of our revenues from our traditional businesses. The increased availability of information on the Internet subjects our traditional business to additional competition, which may adversely affect our future operating results. Our strategies for obtaining sustained revenue growth and profitability in the market for new media products and services may not be sufficient to compensate for any losses of revenue in our traditional businesses resulting from competition with new media.

    Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. Competition in the market for Internet products and services may intensify in the future. In addition, our current and potential competitors may have greater financial, technical, operational and marketing resources. Competitive pressures may also force prices for Internet goods and services down and those price reductions may adversely affect us.

   IF THE UNITED STATES OR OTHER GOVERNMENTS REGULATE THE INTERNET MORE CLOSELY, OUR NEW MEDIA BUSINESSES MAY BE HARMED.

    Any new law or regulation pertaining to the Internet or the application or interpretation of existing laws could decrease the demand for our Internet businesses, increase the cost of doing business of About.com and our other new media businesses or otherwise have a material adverse effect on our business, results of operations and financial condition. There are and will be an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy,

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taxation and the quality of products and services. In addition, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

   IN ORDER FOR OUR NEW MEDIA BUSINESSES TO SUCCEED, WE MUST RESPOND TO THE RAPID CHANGES IN TECHNOLOGY.

    The markets for Internet products and services are characterized by:

    - rapidly changing technology;

    - evolving industry standards;

    - frequent new product and service introductions; and

    - changing customer demands.

    The success of our new media businesses will depend on our ability to adapt to this rapidly evolving marketplace. We may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, we may not be able to establish and maintain effective distribution channels.

   THE SUCCESS OF OUR NEW MEDIA BUSINESSES DEPENDS ON USE OF THE INTERNET BY BUSINESSES AND INDIVIDUALS.

    The success of our new media businesses depends on use of the Internet for advertising, marketing, providing services and conducting business. Our new media businesses may suffer if commercial use of the Internet fails to grow in the future. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. Internet usage may be inhibited for any of the following reasons:

    - the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

    - security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

    - privacy concerns, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

    In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services.

   WE FACE SPECIFIC SECURITY RISKS REGARDING THE TRANSMISSION OF CONFIDENTIAL INFORMATION.

    Consumer concerns about the security of transmissions of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications. Many factors may cause compromises or breaches of our security systems or other Internet sites used to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact our businesses. Security breaches of our activities or the activities of our customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose us to

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a risk of loss or litigation and possible liability. Our security measures designed to prevent security breaches and insurance programs we obtain to address the potential losses or liabilities may not be sufficient to cover any such losses or liabilities.

    WE MAY HAVE LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET.

    Because materials may be downloaded from the Internet and subsequently distributed to others, we may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of those materials.

   WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY OF OTHERS.

    Third parties may infringe or misappropriate our and our subsidiaries' patents, trademarks or other intellectual property, which could have a material adverse effect on our business, results of operations or financial condition. While we and our subsidiaries enter into confidentiality agreements with our material employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we and our subsidiaries have taken to protect our intellectual property may not prevent misappropriation. In addition, we and our subsidiaries do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving.

    Third parties may assert infringement claims against us or our subsidiaries. From time to time in the ordinary course of business we and our subsidiaries have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us and our subsidiaries to significant liability for damages. In addition, even if we and our subsidiaries prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our and our subsidiaries' ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

                  RISK FACTORS RELATING TO THE EXCHANGE OFFER

    IF YOU FAIL TO TENDER YOUR OLD NOTES IN THE EXCHANGE OFFER, THEN THE LIQUIDITY OF THE MARKET FOR YOUR NOTES MAY BE SUBSTANTIALLY LIMITED.

    We expect that a substantial portion of the old notes will be tendered and accepted in the exchange offer and exchanged for new notes. When the exchange offer is completed, the amount of old notes will be reduced by the amount of new notes that we will issue. Accordingly, we expect that the liquidity of the market for the old notes after the exchange offer is completed will be substantially limited.

    IF YOU FAIL TO EXCHANGE YOUR OLD NOTES IN THE EXCHANGE OFFER, YOUR OLD NOTES WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS.

    If you do not exchange your old notes for new notes in the exchange offer your old notes will continue to be subject to the transfer restrictions outlined in the offering memorandum distributed in connection with the offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act.

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                     RISK FACTORS RELATING TO THE NEW NOTES

    WE ARE A HOLDING COMPANY AND OUR ABILITY TO MEET INTEREST AND PRINCIPAL PAYMENTS DEPENDS UPON DISTRIBUTIONS FROM OUR SUBSIDIARIES.

    We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant operating assets other than our investments in our operating subsidiaries. As a result, we must rely on dividends and other advances and transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other advances and transfers of funds will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization which limit the amount of funds available for the payment of dividends and agreements of those subsidiaries. Although the indenture will limit the ability of most of those subsidiaries to enter into consensual restrictions on their ability to pay dividends or make other advances and transfers of funds to us, those limitations are subject to a number of significant qualifications and exceptions. Although most of our subsidiaries will guarantee the new notes, some will not, and in any event these guarantees may not be enforceable. See "--A court may be able to void the guarantees of the new notes and require holders of the new notes to return payments received from our subsidiaries."

    NOT ALL OF OUR SUBSIDIARIES GUARANTEE OUR OBLIGATIONS UNDER THE NEW NOTES, AND THE ASSETS OF THE NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE NEW NOTES.

    Our present and future foreign subsidiaries and our partially owned domestic subsidiaries will not be guarantors of the new notes. Our present and future wholly-owned domestic subsidiaries will guarantee the new notes, except domestic subsidiaries that engage only in the business of financing accounts receivable or that may be designated as unrestricted with respect to the indenture. Payments on the new notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the new notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor.

    In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the new notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.

    For the year ended December 31, 2000 and for the six months ended June 30, 2001, our non-guarantor subsidiaries had net sales of $62.0 million and $63.2 million, respectively. The non-guarantor subsidiaries historically have had negative EBITDA but could turn profitable in the future.

    WE MAY NOT BE PERMITTED OR HAVE THE ABILITY TO PURCHASE THE NEW NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE.

    Our ability to repurchase new notes in connection with a change of control may be limited by a number of factors. The occurrence of certain events that constitute a change of control would constitute a default under our bank credit facilities and would require us to make an offer to purchase our other outstanding notes. In that event, we must repay our borrowings under our bank credit facilities and repurchase any new notes and any of our other outstanding notes that are tendered for repurchase. We may also incur future indebtedness that may require us to offer to repurchase that indebtedness upon a change of control. We may not have sufficient funds to repay or repurchase all that indebtedness. Our failure to repay outstanding indebtedness under our bank credit facilities, make a change of control offer when required or to purchase tendered notes when tendered would constitute an event of default under the indenture related to the new notes and the indentures governing our other outstanding notes.

    In addition, certain events that may constitute a change of control under our bank credit facilities and cause us to be required to repay our borrowings under the bank credit facilities may not constitute a change of control under the indenture related to the new notes. In that case, we may not have sufficient funds to repurchase that indebtedness, which would cause us to be in default under the bank credit facilities, the new notes and all our outstanding notes. Our and our subsidiaries' future indebtedness may also contain prohibitions of certain events that would constitute a change of control or require indebtedness to be repurchased upon a change of control.

    A COURT MAY BE ABLE TO VOID THE GUARANTEES OF THE NEW NOTES AND REQUIRE HOLDERS OF THE NEW NOTES TO RETURN PAYMENTS RECEIVED FROM OUR SUBSIDIARIES.

    Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the guarantor if, among other things, the subsidiary guarantor, at the time that the subsidiary guarantor issued the guarantee:

    - issued the guarantee to delay, hinder or defraud present or future creditors; or

    - received less than reasonably equivalent value or fair consideration for issuing the guarantee and at the time it issued the guarantee:

       - was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

       - was engaged or about to engage in a business or transaction for which the guarantor's remaining unencumbered assets constituted unreasonably small capital to carry on its business;

       - intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

       - it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

    In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the subsidiary guarantor.

    The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

    - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    We cannot be sure as to the standard that a court would use to determine whether or not the guarantor subsidiaries were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that subsidiary guarantor's other debt.

    If such a case were to occur, any guarantee of the new notes incurred by one of the subsidiary guarantors could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could therefore void the obligations under the guarantees or subordinate the guarantees to the applicable guarantor's other debt or take action detrimental to holders of the notes.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference forward-looking statements under the captions "Summary--Our Growth Strategy," "Risk Factors" and elsewhere. In some cases these statements are identified by our use of forward-looking words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "continue," "may increase," "may fluctuate" and similar expressions or by our use of future or conditional verbs such as "will," "should," "would" and "could." Forward-looking statements may also use different words and phrases. We have based the forward-looking statements on our current assumptions, expectations and projections about future events. Although the expectations reflected in these forward-looking statements represent management's best judgment at the time they were made, we can give no assurance that these expectations will prove to be correct.

    These forward-looking statements involve risks and uncertainties, including:

    - risks relating to our ability to successfully integrate our businesses following the merger with About.com, our acquisition of EMAP USA and our continuing strategy of expanding our business through acquisitions of and investments in businesses, technologies, products and services from other businesses;

    - the U.S. economy and its impact on advertising revenues; and

    - other risks and uncertainties, including those listed under the caption "Risk Factors."

    For more information see "Risk Factors." We caution prospective purchasers not to place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

    There will be no cash proceeds to us from the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We have entered into a registration rights agreement with the initial purchasers of the old notes in which we and our subsidiaries agreed, under some circumstances, to file a registration statement relating to an offer to exchange the old notes for new notes. We and some of our subsidiaries also agreed to use our reasonable best efforts to cause the offer to be consummated within 230 days following the original issue of the old notes. The new notes will have terms substantially identical to the old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe some obligations in the registration rights agreement. The old notes were issued on May 8, 2001.

    Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include if:

           (a) we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

           (b) any holder of old notes notifies us prior to the 20th day following consummation of the exchange offer that:

               (1) it is prohibited by law or SEC policy from participating in the exchange offer; or

               (2) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resales; or

               (3) it is a broker-dealer and owns old notes acquired directly from us or an affiliate of ours.

    If we fail to comply with some obligations under the registration rights agreement, we will be required to pay liquidated damages to each holder of old notes. See "Description of New Notes--Exchange Offer; Registration Rights."

    Each holder of old notes that wishes to exchange old notes for transferable new notes in the exchange offer will be required to make the following representations:

    - any new notes will be acquired in the ordinary course of its business;

    - the holder has no arrangement with any person to participate in the distribution of the new notes;

    - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act;

    - if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the new notes; and

    - if the holder is a broker-dealer, that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

RESALE OF EXCHANGE NOTES

    Based on interpretations of the SEC staff outlined in no action letters issued to unrelated third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    - the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

    - the new notes are acquired in the ordinary course of the holder's business; and

    - the holder does not intend to participate in the distribution of the new notes.

    Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

    - cannot rely on the position of the staff of the SEC enunciated in EXXON CAPITAL HOLDINGS CORPORATION or similar interpretive letters; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

    The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The new notes will evidence the same debt as old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes.

    The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

    As of the date of this prospectus, $500.0 million aggregate principal amount of the old notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

    We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the old notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

    We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Material Conditions to the Exchange Offer."

    Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The exchange offer will expire at 5:00 p.m., New York City time on October 16, 2001, unless in our sole discretion we extend it.

    In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion:

    - to delay accepting for exchange any old notes;

    - to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "--Material Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

    - under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

    Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of old notes of the amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

MATERIAL CONDITIONS TO THE EXCHANGE OFFER

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

    - the new notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

    - the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

    - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

    In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

    - the representations described under "Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution"; and

    - other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the new notes under the Securities Act.

    We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of the extension to their holders. During any extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance, or termination to the holders of the old notes as promptly as practicable.

    Those conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

    In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

PROCEDURES FOR TENDERING

    Only a holder of old notes may tender the old notes in the exchange offer. To tender in the exchange offer, a holder must:

    - complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

    - comply with the DTC's Automated Tender Offer Program procedures described below.

    In addition, either:

    - the exchange agent must receive the old notes along with the accompanying letter of transmittal; or

    - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at the DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

    - the holder must comply with the guaranteed delivery procedures described below.

    To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

    The tender by a holder of old notes that is not withdrawn prior to the expiration date will constitute an agreement between the holder of old notes and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

    The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its old notes either:

    - make appropriate arrangements to register ownership of the old notes in such owner's name; or

    - obtain a properly completed bond power from the registered holder of old notes.

    The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

    Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes are tendered:

    - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

    - for the account of an eligible institution.

    If the accompanying letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

    If the accompanying letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

    The exchange agent and the DTC have confirmed that any financial institution that is a participant in the DTC's system may use the DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing the DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. The DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by the DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

    - the DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

    - the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

    - the agreement may be enforced against that participant.

    We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give any notification. Tenders of old notes will not be deemed made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

    - old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the DTC; and

    - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

    By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of old notes will represent or be deemed to have represented to us that, among other things:

    - any new notes that the holder receives will be acquired in the ordinary course of its business;

    - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

    - if the holder is not a broker-dealer, that is not engaged in and does not intend to engage in the distribution of the new notes;

    - if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of any new notes; and

    - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at the DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in the DTC's system may make book-entry delivery of old notes by causing the DTC to transfer the old notes into the exchange agent's account at the DTC in accordance with the DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at the DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under the DTC's Automated Tender Offer Program prior to the expiration date may tender if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

       - setting forth the name and address of the holder, the registered number(s) of the old notes and the principal amount of old notes tendered;

       - stating that the tender is being made thereby; and

       - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile of the letter of transmittal, together with the old notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the executed letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

    For a withdrawal to the effective:

    - the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "--Exchange Agent"; or

    - holders must comply with the appropriate procedures of the DTC's Automated Tender Offer Program system.

    Any notice of withdrawal must:

    - specify the name of the person who tendered the old notes to be withdrawn;

    - identify the old notes to be withdrawn, including the principal amount of the old notes; and

    - where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

    If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

    - the serial numbers of the particular certificates to be withdrawn; and

    - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

    If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the DTC according to the procedures described above, the old notes will be credited to an account maintained with the DTC for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

FOR DELIVERY BY REGISTERED OR CERTIFIED MAIL:          BY HAND OR OVERNIGHT COURIER:

                                                           The Bank of New York
            The Bank of New York                         Reorganization Department
          Reorganization Department                         101 Barclay Street
             101 Barclay Street                          Corporate Trust Services
                  Floor 7E                                     Ground Level
          New York, New York 10286                       New York, New York 10286
          Attention: Diane Amoroso                       Attention: Diane Amoroso

                                 BY FACSIMILE TRANSMISSION:

                             (for eligible institutions only):
                                        212-815-6339

                            Confirm facsimile by telephone only:
                                        212-815-3738

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

    We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $500,000. They include:

    - SEC registration fees;

    - fees and expenses of the exchange agent and trustee;

    - accounting and legal fees and printing costs; and

    - related fees and expenses.

TRANSFER TAXES

    We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

    - certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

    - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

    If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

    Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer of the old notes:

    - as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

    - otherwise as set forth in the prospectus distributed in connection with the private offering of the old notes.

    In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

    - cannot rely on the applicable interpretations of the SEC; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

    We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount net of issuance discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be deferred and amortized over the term of the related notes.

OTHER

    Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

    We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                DESCRIPTION OF INDEBTEDNESS AND PREFERRED STOCK

BANK CREDIT FACILITIES

    On June 20, 2001, we completed a refinancing of our existing bank credit facilities pursuant to new bank credit facilities with The Chase Manhattan Bank, Bank of America, N.A, The Bank of New York and The Bank of Nova Scotia, as agents. Borrowings under the bank credit facilities are guaranteed by each of our wholly owned domestic restricted subsidiaries. The guarantees are full, unconditional and joint and several. Certain of our subsidiaries, which primarily represent Internet assets and businesses, including About.com, as well as our foreign and securitization subsidiaries, are not guarantors of the bank credit facilities.

    The borrowings under the bank credit facilities may be used for general corporate and working capital purposes as well as to finance certain future acquisitions. The bank credit facilities consist of the following:

    - a $475.0 million revolving loan facility, of which $33.0 million was outstanding at June 30, 2001;

    - a term loan A, of which $100.0 million was outstanding at June 30, 2001;
      and

    - a term loan B, of which $425.0 million was outstanding at June 30, 2001.

    As of June 30, 2001, we had $558.0 million borrowings outstanding, $22.0 million letters of credit outstanding and unused bank commitments of approximately $420.4 million under our bank credit facilities. In addition, we have drawn on our revolving loan facility in an amount of $255 million to partially finance our acquisition of EMAP USA.

    With the exception of the term loan B, the amounts borrowed bear interest, at our option, at either the higher of the base rate plus an applicable margin ranging from 0.125% to 1.50% or the Eurodollar Rate plus an applicable margin ranging from 1.125% to 2.50%. Additionally, until we issue financial statements for the period ending December 31, 2001, the applicable margin for the amounts borrowed will be a minimum of 0.75% for the base rate option and 1.75% for the Eurodollar rate option. The term loan B bears interest at the base rate plus 1.75% or LIBOR plus 2.75%. At June 30, 2001, the weighted average variable interest rate on all outstanding borrowings under the bank credit facilities was 6.46%.

    Under the bank credit facilities, we have agreed to pay commitment fees at a per annum rate of either 0.375% or 0.50%, depending on our debt to EBITDA ratio as defined in our new credit agreement, on the daily average aggregate unutilized commitment under the revolving loan commitment. We also have agreed to pay certain fees with respect to the issuance of letters of credit and an annual administration fee.

    The commitments under the revolving loan commitment are subject to mandatory reductions semiannually on June 30 and December 31 commencing December 31, 2004 with the final reduction on June 30, 2008. The aggregate mandatory reductions of the revolving loan commitments under the bank credit facility are $23.75 million in 2004, $47.5 million in 2005, $71.25 million in 2006,
$142.5 million in 2007 and a final reduction of $190.0 million in 2008. To the extent that the total revolving credit loans outstanding exceed the reduced commitment amount, these loans must be paid down to an amount equal to or less than the reduced commitment amount. However, if the total revolving credit loans outstanding do not exceed the reduced commitment amount, then there is no requirement to pay down any of the revolving credit loans. Aggregate term loan payments under the bank credit facility are $2.125 million in 2001, $4.25 million in 2002 and 2003, $16.75 million in 2004, $29.25 million in 2005,
2006 and 2007, $16.75 million in 2008 and $393.125 million in 2009.

    The bank credit facilities, among other things, limit our ability to change the nature of our businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments including dividend payments on our common stock in excess of $75.0 million in any given year. Under our most restrictive debt covenants, we must maintain a minimum interest coverage ratio of 1.80 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1. Our maximum allowable debt leverage ratio is 6.0 to 1. The maximum leverage ratio decreases to 5.75 to 1, 5.5 to 1, 5.0 to 1 and 4.5 to 1, respectively, on July 1, 2003, January 1, 2004, January 1, 2005 and January 1, 2006. The minimum interest coverage ratio increases to 2.0 to 1, 2.25 to 1 and 2.5 to 1, respectively, on July 1, 2003, January 1, 2004 and January 1, 2005.

    The bank credit facilities required us to create a new intermediate holding company to own, directly or indirectly, our restricted subsidiaries. We pledged the stock of this new intermediate holding company to secure our obligations under the bank credit facilities and our outstanding notes.

    As a result of the refinancing of our existing bank credit facilities, we wrote-off the remaining balance of deferred financing costs originally recorded.

10 1/4% SENIOR NOTES DUE 2004

    The 10 1/4% senior notes are our senior obligations in an aggregate principal amount of $100 million. They mature on June 1, 2004, with no sinking fund requirements, and have interest payable semiannually in June and December at an annual rate of 10 1/4%. The 10 1/4% senior notes are fully, unconditionally and jointly and severally guaranteed by each of our domestic restricted subsidiaries. They are currently redeemable at 101.65% with annual reductions to 100% in 2002 plus accrued and unpaid interest.

    If we become subject to a change of control, each holder of the notes will have the right to require us to purchase any or all of the notes at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase.

8 1/2% SENIOR NOTES DUE 2006

    The 8 1/2% senior notes are our senior obligations in an aggregate principal amount of $300 million. They mature on February 1, 2006, with no sinking fund requirements, and have interest payable semiannually in February and August at an annual rate of 8 1/2%. The 8 1/2% senior notes are fully, unconditionally and jointly and severally guaranteed by each of our domestic restricted subsidiaries. Beginning in 2001 and thereafter, the 8 1/2% senior notes are redeemable in whole or in part, at our option, at prices ranging from 104.25% with annual reductions to 100% in 2003 plus accrued and unpaid interest.

    If we become subject to a change of control, each holder of the notes will have the right to require us to purchase any or all of the note at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase.

7 5/8% SENIOR NOTES DUE 2008

    The 7 5/8% senior notes are our senior obligations in an aggregate principal amount of $250 million. They mature on April 1, 2008, with no sinking fund requirement, and interest is payable semiannually in April and October at the annual rate of 7 5/8% commencing October 1, 1998. They are fully, unconditionally and jointly and severally guaranteed by each of our domestic restricted subsidiaries. The 7 5/8% senior notes may not be redeemed prior to April 1, 2003 other than in connection with a change of control. Beginning on April 1, 2003 and thereafter, the 7 5/8% senior notes are redeemable in whole or in part, at our option, at prices ranging from 103.813% with annual reductions to 100% in 2006 plus accrued and unpaid interest.

    If we become subject to a change of control, each holder of the notes will have the right to require us to purchase any or all of the note at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase.

$10.00 SERIES D EXCHANGEABLE PREFERRED STOCK

    In 1996, we completed an offering of 2,000,000 shares of $0.01 par value, Series D preferred stock at $100 per share. Annual dividends of $10 per share on the Series D preferred stock are cumulative and payable quarterly in cash. The liquidation and redemption value is $200 million. On or after February 1, 2001, the Series D preferred stock may be redeemed in whole or in part, at our option, at specified redemption prices plus accrued and unpaid dividends. We are required to redeem the Series D preferred stock on February 1, 2008 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series D preferred stock is exchangeable in whole but not in part, at our option, on any scheduled dividend payment date, into 10% Class D subordinated exchange debentures due 2008.

    If we become subject to a change of control, each holder of a 10% Class D subordinated exchange debenture will have the right to require us to purchase any or all of the 10% Class D subordinated exchange debentures of that holder at a purchase price equal to 101% of the aggregate principal amount of the debentures plus accrued and unpaid interest, if any, to the date of purchase. This right is subject to the repayment of obligations under our bank credit facility, all our outstanding senior notes and the commencement of an offer to purchase and the purchase of all exchange debentures

$9.20 SERIES F EXCHANGEABLE PREFERRED STOCK

    1,250,000 shares of $9.20 Series F exchangeable preferred stock, $0.01 par value, offered at $100 per share, are outstanding. Annual dividends of $9.20 per share on the Series F exchangeable preferred stock were cumulative and payable quarterly in cash. We are required to redeem the Series F exchangeable preferred stock on November 1, 2009 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. Series F exchangeable preferred stock is exchangeable into 9.20% Class F subordinated exchange debentures due 2009, in whole but not in part, at our option on any scheduled dividend payment date. As of December 31, 2000, the liquidation and redemption value of the Series F exchangeable preferred stock was $125 million.

    If we become subject to a change of control, each holder of a 9.20% Class F subordinated exchange debenture will have the right to require us to purchase any or all of the 9.20% Class F subordinated exchange debentures of that holder at a purchase price equal to 101% of the aggregate principal amount of the debentures plus accrued and unpaid interest, if any, to the date of purchase. This right is subject to the repayment of obligations under our bank credit facility, all our outstanding senior notes and the commencement of an offer to purchase and the purchase of all exchange debentures.

$8.625 SERIES H EXCHANGEABLE PREFERRED STOCK

    2,500,000 shares of $8.625 Series H exchangeable preferred stock, par value $0.01, offered at $99.40 per share, are outstanding. Annual dividends of $8.625 per share on the Series H exchangeable preferred stock are cumulative and payable quarterly in cash. On or after April 1, 2003, the Series H exchangeable preferred stock may be redeemed in whole or in part, at our option, at prices ranging from 104.313% with annual reductions to 100% in 2006, plus accrued and unpaid dividends. We are required to redeem the Series H exchangeable preferred stock on April 1, 2010 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The liquidation and redemption value of the Series H exchangeable preferred stock is $250 million. The

Series H exchangeable preferred stock is exchangeable, in whole but not in part, at our option, on any scheduled dividend payment date into 8.625% Class H subordinated exchange debentures due 2010.

    If we become subject to a change of control, each holder of an 8.625%
Class H subordinated exchange debenture will have the right to require us to purchase any or all of the 8.625% Class H subordinated exchange debentures of that holder at a purchase price equal to 101% of the aggregate principal amount of the debentures plus accrued and unpaid interest, if any, to the date of purchase. This right is subject to the repayment of obligations under our bank credit facility, all our outstanding senior notes and the commencement of an offer to purchase and the purchase of all exchange debentures.

SERIES J CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

    Our Series J convertible exchangeable preferred stock is non-voting. Our Series J convertible exchangeable preferred stock is perpetual and ranks pari passu with our existing series of outstanding preferred stock. In the event of a liquidation, the holders of shares of the Series J convertible exchangeable preferred stock are entitled to be paid out of our assets available for distribution to our stockholders, an amount in cash equal to $125 for each share outstanding, plus an amount in cash equal to accrued but unpaid dividends. Dividends on the Series J convertible exchangeable preferred stock accrue at an annual rate of 12.5% and are payable quarterly in kind. We have the option to redeem any or all of the shares of Series J convertible exchangeable preferred stock at any time for cash at 100% of the liquidation preference of each share being redeemed. The Series J convertible exchangeable preferred stock may be converted into shares of our common stock at any time after the first anniversary of the issue date at a conversion price of $125 million divided by $7 per share, subject to adjustments. On any dividend payment date, we have the option to exchange the Series J convertible exchangeable preferred stock into 12.5% Class J subordinated notes at an exchange rate of $1,000,000 principal amount of the Class J subordinated notes for each $1,000,000 of liquidation preference of Series J convertible exchangeable preferred stock. Our ability to redeem or exchange the Series J convertible exchangeable preferred stock into debt is subject to the approval of a majority of our independent directors.

SERIES K CONVERTIBLE PREFERRED STOCK

    Our Series K convertible preferred stock is non-voting but otherwise the economic equivalent of our common stock. It ranks pari passu with our common stock. In the event of a liquidation, the holders of shares of the Series K convertible preferred stock are entitled to receive any assets of ours as such holders would have received had their shares of Series K convertible preferred stock already been converted into shares of our common stock. The holders of the Series K convertible preferred stock participate ratably with the holders of common stock as if the shares of Series K convertible preferred stock had been converted into common stock in all dividends, when and if paid on the common stock. There is no option to repurchase or redeem the Series K convertible preferred stock as the shares of Series K convertible preferred stock will be automatically converted into an equal number of shares of common stock upon receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for KKR 1996 Fund to acquire additional common stock and 20 days after we send out an information statement pursuant to the Commission's proxy rules.

                            DESCRIPTION OF NEW NOTES

    THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE NEW NOTES, WHICH WE REFER TO IN THIS SECTION AS THE NOTES.

GENERAL

    PRIMEDIA will issue the notes under an indenture (the "Indenture") among PRIMEDIA, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all those terms, and holders of the notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. You can find the definitions of certain terms used in the following description under "--Certain Definitions."

    The notes:

    - are general obligations of PRIMEDIA;

    - rank PARI PASSU in right of payment with all existing and future senior indebtedness of PRIMEDIA, including PRIMEDIA's obligations under the Credit Facilities and the Outstanding Notes;

    - are senior in right of payment to any future subordinated indebtedness of PRIMEDIA;

    - are fully and unconditionally guaranteed on a senior basis by each domestic, wholly-owned Restricted Subsidiary of PRIMEDIA, other than any Securitization Subsidiary; and

    - are secured, together with all of PRIMEDIA's other senior indebtedness by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company owned directly by PRIMEDIA. PRIMEDIA Companies Inc. owns all of PRIMEDIA's operating subsidiaries.

    As of June 30, 2001, PRIMEDIA had approximately $1,698.9 million of senior indebtedness, consisting of $558.0 million of borrowings under the Credit Facilities, $100.0 million of PRIMEDIA's 10 1/4% senior notes due 2004,
$299.3 million of PRIMEDIA's 8 1/2% senior notes due 2006, $248.9 million in aggregate principal amount of PRIMEDIA's 7 5/8% senior notes due 2008 and $492.7 million of the old notes. In addition, as a result of the concurrent transactions, PRIMEDIA expects to draw upon its revolving credit facility in an amount of $270 million. The notes will rank PARI PASSU in right of payment with all this indebtedness. As of June 30, 2001, PRIMEDIA had no subordinated indebtedness outstanding. Subject to the financial covenants in the Credit Facilities, PRIMEDIA has the option at any time to exchange its outstanding series of preferred stock into subordinated indebtedness in an aggregate principal amount of $562.1 million.

    The Guarantors have guaranteed PRIMEDIA's obligations under the Credit Facilities and the Outstanding Notes. As of June 30, 2001, the Guarantors had on a combined basis approximately $28.9 million of additional senior indebtedness, all of which is secured by a pledge of the stock of PRIMEDIA Companies Inc. The guarantees under the notes will rank PARI PASSU in right of payment with all of the guarantees under the Credit Facilities and the Outstanding Notes.

PRINCIPAL, MATURITY, AND INTEREST

    The notes initially are limited in aggregate principal amount to $500.0 million and will mature on May 15, 2011. The notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Additional notes may be issued from time to time after this offering, subject to the provisions of the Indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness." The new notes offered under this prospectus, the old notes and any additional notes subsequently issued would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of New

Notes," references to the notes include any additional notes actually issued. Interest on the notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually on May 15 and November 15, commencing on November 15, 2001, to holders of record on the immediately preceding May 1 and November 1.

    Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    We may be obligated to pay liquidated damages with respect to the old notes in certain circumstances under the Registration Rights Agreement. See "--Registration Rights; Liquidated Damages."

    The notes will be payable both as to principal and interest at the office or agency of PRIMEDIA maintained for that purpose within or without the City and State of New York or, at the option of PRIMEDIA, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by PRIMEDIA, its office or agency in New York will be the office of the Trustee maintained for that purpose.

OPTIONAL REDEMPTION

    At any time before May 15, 2004, PRIMEDIA may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (which includes additional notes, if any) originally issued under the Indenture at a redemption price of 108.875% of the principal amount of those notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

    (1) at least 65% of the aggregate principal amount of notes (which includes additional notes, if any) originally issued remains outstanding immediately after the occurrence of each of those redemptions (excluding notes held by PRIMEDIA and its Subsidiaries); and

    (2) any redemption must occur within 60 days of the date of closing of that Equity Offering.

    Except as provided in the preceding paragraph and other than in connection with a Change of Control, as described below, PRIMEDIA may not redeem the notes before May 15, 2006. On or after May 15, 2006, PRIMEDIA may, at its option, redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest on the notes being redeemed to the applicable redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................    104.438%
2007........................................................    102.958%
2008........................................................    101.479%
2009 and thereafter.........................................    100.000%

    If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the note is registered at the close of business on that record date, and no additional interest will be payable to holders whose notes will be subject to redemption by PRIMEDIA.

    The Credit Facilities restrict the optional redemption or the prepayment of the notes, and the indentures governing the Outstanding Notes make that redemption or prepayment a Restricted Payment (as defined in the indentures governing the Outstanding Notes).

SINKING FUND

    There will be no sinking fund payments for the notes.

CHANGE OF CONTROL

    HOLDERS' RIGHT TO REQUIRE REPURCHASE UPON CHANGE OF CONTROL

    If a Change of Control occurs, each holder will have the right to require PRIMEDIA to repurchase all or any part (equal to $1,000 or any integral multiple of $1,000) of that holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). The redemption prices for optional redemptions in the event of a Change of Control described in the next subsection would in all cases be equal to or greater than this repurchase price. Because of the highly leveraged nature of PRIMEDIA, there can be no assurance that PRIMEDIA will have sufficient funds to repurchase the notes in the event of a Change of Control. The right of the holders of the notes to require PRIMEDIA to repurchase the notes in the event of a Change of Control cannot be waived by the Trustee, PRIMEDIA or PRIMEDIA's board of directors.

    Within 40 days following any Change of Control, PRIMEDIA will mail a notice to each holder stating:

    (1) that the Change of Control Offer is being made pursuant to the CHANGE OF CONTROL covenant and that all notes tendered will be accepted for payment;

    (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date that notice is mailed (the "Change of Control Payment Date");

    (3) that any notes not tendered will continue to accrue interest;

    (4) that, unless PRIMEDIA defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

    (5) that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of each note completed, to the paying agent at the address specified in the notice before the close of business on the Business Day preceding the Change of Control Payment Date;

    (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes delivered for purchase and a statement that that holder is withdrawing his election to have those notes purchased; and

    (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

    On the Change of Control Payment Date, PRIMEDIA will, to the extent lawful:

    (1) accept for payment notes or portions of notes tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

    (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the notes or portions of notes that were tendered to PRIMEDIA.

    The paying agent will promptly mail to each holder of notes so accepted payment in an amount equal to the purchase price for those notes, and the Trustee will promptly authenticate and mail to that holder a note equal in principal amount to any unpurchased portion of the notes surrendered; PROVIDED that each of those notes will be in a principal amount of $1,000 or integral multiples of $1,000.

    PRIMEDIA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Indebtedness under the Credit Facilities will automatically accelerate upon the earlier of (i) 30 days from the Change of Control and the Change of Control Payment Date. If PRIMEDIA has insufficient funds with which to repay the indebtedness under the Credit Facilities and to repurchase the notes and any other senior indebtedness that is required to be repurchased upon a Change of Control, including the Outstanding Notes, the holders of notes will have a claim on the funds of PRIMEDIA equal to that of the lenders under the Credit Facilities and of the holders of any such other senior indebtedness, including the holders of the Outstanding Notes.

    The provisions described above that require PRIMEDIA to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable to that Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that PRIMEDIA repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    PRIMEDIA will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements included in the Indenture applicable to a Change of Control Offer made by PRIMEDIA and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

    OPTIONAL REDEMPTION UPON CHANGE OF CONTROL

    In addition to the rights set forth under "Optional Redemption," PRIMEDIA may, at its option, redeem the notes, in whole or in part, at any time within 160 days after a Change of Control upon not less than 30 nor more than 60 days' prior notice to each holder of notes to be redeemed, at a redemption price equal to the sum of (i) the then outstanding principal amount of the notes being redeemed plus (ii) accrued and unpaid interest, if any, to the redemption date plus (iii) the Applicable Premium.

    The following definitions are used to determine the Applicable Premium:

    "Applicable Premium" with respect to the notes will be calculated with respect to the date of redemption and will equal the greater of (i) 1.0% of the then outstanding principal amount of the notes and (ii) the excess of (A) the present value of the required interest and principal payments due on the notes, computed using a discount rate equal to the Treasury Rate plus the Applicable Spread, over (B) the then outstanding principal amount of the notes.

    "Applicable Spread," for purposes of the Indenture, is defined as one half of one percent.

    "Treasury Rate," for purposes of the Indenture, is defined as the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if that Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Average Life of the notes; PROVIDED, that if the Average Life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which those yields are given, except that if the Average Life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

    The redemption prices in an optional redemption upon a Change of Control will in all cases be equal to or higher than the price applicable to a repurchase upon a Change of Control required by a holder. If PRIMEDIA were to effect an optional Change of Control redemption before the Change of Control Payment Date, holders that had previously tendered notes to PRIMEDIA for repurchase could withdraw those tenders before the Change of Control Payment Date so as to participate in the optional redemption. However, PRIMEDIA would have no obligation to announce an optional Change of Control redemption before the closing of the mandatory Change of Control Offer.

    PRIMEDIA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations promulgated under that act to the extent those laws and regulations are applicable in connection with the repurchase of the notes triggered by a Change of Control.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

    (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

    No notes of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. A note in principal amount equal to the unredeemed portion of that note will be issued in the name of the holder of that note upon cancellation of the original notes. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

    LIMITATIONS ON RESTRICTED PAYMENTS

    PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (i) declare or pay any dividend or make any distribution on account of PRIMEDIA or any of its Restricted Subsidiaries' Capital Stock or other Equity Interests, other than (A) dividends or distributions payable in Equity Interests, other than Redeemable Stock, of PRIMEDIA or that Restricted Subsidiary, (B) dividends or distributions payable to PRIMEDIA or any of its Restricted Subsidiaries or (C) dividends or distributions by a Partially Owned Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by that Partially Owned Restricted Subsidiary, PRIMEDIA or a Restricted Subsidiary of PRIMEDIA receives at least its pro rata share of that dividend or distribution in accordance with its Equity Interests in that class or series of securities;

    (ii) (A) voluntarily purchase, redeem or otherwise acquire or retire for value any preferred stock of PRIMEDIA or any of its Restricted Subsidiaries which, by its terms, is exchangeable for any Indebtedness ("Exchangeable Preferred Stock") that is PARI PASSU with or subordinated in right of payment to the notes or (B) purchase, redeem or otherwise acquire or retire for value any Equity Interests (other than Exchangeable Preferred Stock) of PRIMEDIA or any of its Restricted Subsidiaries, other than any Equity Interests purchased from PRIMEDIA or any of its Restricted Subsidiaries;

   (iii) voluntarily purchase, repay, redeem, defease (including, but not limited to, covenant or legal defeasance) or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes (other than in connection with the refunding or refinancing of that Indebtedness), except a payment of interest or principal at the stated maturity of that Indebtedness or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of that payment, and other than Indebtedness between and among PRIMEDIA and its Restricted Subsidiaries; or

    (iv) make Investments in Restricted Payment Unrestricted Subsidiaries (the foregoing actions set forth in clauses (i) through (iv) being referred to as "Restricted Payments"),

if, at the time of that Restricted Payment:

       (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

       (b) PRIMEDIA could not incur at least $1.00 of additional Indebtedness under the first paragraph of the INCURRENCE OF INDEBTEDNESS covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant), which calculation will be made on a pro forma basis deducting from Adjusted Consolidated Net Income the amount of any Investment PRIMEDIA has made in an Unrestricted Subsidiary during the relevant period and any Investment PRIMEDIA intends to make in an Unrestricted Subsidiary, to the extent that that Investment is made with amounts included in Adjusted Consolidated Net Income as a result of Transfers described in clause (c)(x) below or clause (c)(y) of the INVESTMENTS IN UNRESTRICTED SUBSIDIARIES covenant; or

       (c) that Restricted Payment, together with the aggregate of all other Restricted Payments made after May 13, 1992, exceeds the sum of the following:

           (w) 50% of the amount of the Adjusted Consolidated Net Income (other than amounts included in the next succeeding clause (c)(x)) of PRIMEDIA for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after May 13, 1992 through the end of PRIMEDIA's fiscal quarter ending immediately prior to the time of that Restricted Payment (or, if Adjusted Consolidated Net Income for that period is a deficit, 100% of that deficit); PLUS

           (x) 100% of the amount of all Transfers from a Restricted Payment Unrestricted Subsidiary up to the aggregate amount of the Investment (after taking into account all prior Transfers from that Restricted Payment Unrestricted Subsidiary) in that Restricted Payment Unrestricted Subsidiary (valued in each case as provided in the definition of "Investment"); PLUS

           (y) in the event of a designation of a Restricted Payment Unrestricted Subsidiary as a Restricted Subsidiary, 100% of an amount equal to the greater of (A) the fair market value of that Subsidiary as determined by the board of directors of PRIMEDIA in good faith (or, if that fair market value may exceed
               $25.0 million, as determined in writing by an independent investment banking firm of nationally recognized standing) at the time of the redesignation of that Restricted Payment Unrestricted Subsidiary as a Restricted Subsidiary and (B) the Consolidated Net Cash Flow generated by that Subsidiary for the period (taken as one accounting period) from the beginning of its first fiscal quarter commencing immediately after the date of its designation as a Restricted Payment Unrestricted Subsidiary through that Subsidiary's fiscal quarter ending immediately prior to its designation as a Restricted Subsidiary (or if that Consolidated Net Cash Flow for that period is a deficit, 100% of that deficit); PLUS

           (z) 100% of the aggregate net cash proceeds received by PRIMEDIA from
               (i) the issuance or sale of Equity Interests of PRIMEDIA (other than Equity Interests issued or sold to a Restricted Subsidiary of PRIMEDIA and other than Redeemable Stock) or (ii) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to PRIMEDIA or any Restricted Subsidiary from the proceeds of that sale;

       PROVIDED, HOWEVER, that for purposes of making Investments in Unrestricted Subsidiaries, if the amount determined in accordance with clauses (w) or (y) above is a deficit, that deficit will be excluded from the computation of this clause (c); PROVIDED, FURTHER, that all those amounts applied under this clause (c) will not be available for application under clause (c) of the INVESTMENTS IN UNRESTRICTED SUBSIDIARIES covenant. As of June 30, 2001, the amount available for Restricted Payments under clause (c) was approximately $702.2 million.

    The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration of that dividend, if at that date of declaration the payment would have complied with the provisions of the Indenture;

    (ii) (A) the retirement of any shares of PRIMEDIA's Capital Stock (the "Retired Capital Stock") either (1) in exchange for or (2) out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of PRIMEDIA) of other shares of, PRIMEDIA's Capital Stock (the "Refunding Capital Stock") other than any Redeemable Stock, and (B) if immediately prior to the retirement of Retired Capital Stock the declaration and payment of dividends on the Retired Capital Stock was permitted under either clause (iii) or (vii) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per year that was declarable and payable on the Retired Capital Stock immediately prior to the retirement;

   (iii) the declaration and payment of dividends to the holders of Series D Preferred Stock, Series F Preferred Stock and Series H Preferred Stock;

    (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of PRIMEDIA issued to present and former members of management of PRIMEDIA and its Subsidiaries under subscription and option agreements in effect on the date of the Indenture or under any stock option plan of About.com, Inc. existing on the date of the Indenture and Equity Interests of PRIMEDIA issued to future members of management under subscription agreements executed after the date of the Indenture, containing provisions for the repurchase of those Equity Interests upon death, disability or termination of employment of those persons which are substantially identical to those contained in the subscription agreements in effect on the date of the Indenture;

    (v) the declaration and payment of dividends on PRIMEDIA's common stock of up to $25.0 million per annum plus 6% per annum of the net proceeds received at any time by PRIMEDIA from (a) the issue or sale of its common stock or (b)(1) the issuance of securities convertible into its common stock (other than any such convertible securities issued to (A) members of PRIMEDIA's management or its board of directors and
        (B) any Subsidiary of PRIMEDIA) and (2) the conversion of those convertible securities into PRIMEDIA's common stock, in both cases at the time of the conversion into common stock;

    (vi) the repurchase, redemption or other acquisition or retirement for value of Indebtedness of PRIMEDIA or any Guarantor which is subordinated in right of payment to the notes either (A) in exchange for or (B) with the proceeds of the issuance of, Equity Interests (other than Redeemable Stock) of PRIMEDIA;

   (vii) the declaration and payment of dividends to holders of any class or series of PRIMEDIA's preferred stock issued after the date of the Indenture (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable on Refunding Capital Stock under clause (ii) of this paragraph); PROVIDED that at the time of the issuance PRIMEDIA's Fixed Charge Coverage Ratio, after giving effect to the issuance, would be greater than 1.25 to 1;

  (viii) the redemption, repurchase or other acquisition or retirement for value of any Indebtedness of PRIMEDIA or any Guarantor which is subordinated in right of payment to the notes (A) with the proceeds of, or in exchange for, Indebtedness incurred pursuant to clause (vii) of the second paragraph of the INCURRENCE OF INDEBTEDNESS covenant or (B) if, after giving effect to that redemption, repurchase or retirement, PRIMEDIA could incur at least $1.00 of Indebtedness under the first paragraph of the INCURRENCE OF INDEBTEDNESS covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant);

    (ix) the retirement of the Series D Preferred Stock, Series F Preferred Stock and Series H Preferred Stock in exchange for the issuance of the Class D Subordinated Debentures, Class F Subordinated Debentures and Class H Subordinated Debentures, respectively, under the respective certificates of designations relating to those series of preferred stock;

    (x) the purchase of Class D Subordinated Debentures, Class F Subordinated Debentures and Class H Subordinated Debentures in accordance with the CHANGE OF CONTROL covenants in the Class D Debenture Indenture, Class F Debenture Indenture and Class H Debenture Indenture, respectively;

    (xi) Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made under this clause (xi) that are at that time outstanding, not to exceed
         $50.0 million at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

   (xii) the repurchase, retirement or other acquisition for value of Equity Interests of PRIMEDIA which are not held by KKR or any of its Affiliates; PROVIDED, that (A) the aggregate Restricted Payments made under this clause (xii) in any calendar year will not exceed
         $75.0 million and (B) immediately after giving effect to each Restricted Payment made under this clause (xii) on a pro forma basis, PRIMEDIA could incur at least $1.00 of additional Indebtedness under the first paragraph of the INCURRENCE OF INDEBTEDNESS covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant);

  (xiii) other Restricted Payments in an aggregate amount not to exceed $50.0 million; and

   (xiv) any Investment made in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Other Assets.

PROVIDED that in determining the aggregate amount expended for Restricted Payments in accordance with paragraph (c) above:

    (1) no amounts expended under clauses (ii)(A)(1), (vi)(A), (viii), (ix) and
       (xiv) of this paragraph will be included;

    (2) 100% of the amounts expended under clauses (ii)(A)(2), (iv), (v),
       (vi)(B), (vii), (x), (xi), (xii) and (xiii) of this paragraph will be included;

    (3) 50% of the amounts expended under clause (iii) of this paragraph will be included;

    (4) amounts expended under clause (ii)(B) of this paragraph will be included to the extent previously included for the Retired Capital Stock; and

    (5) 100% of the amounts expended under clause (i) to the extent not included under subclauses (1) through (4) of this proviso will be included.

    For the purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of permitted Restricted Payments described in clauses (i) through (xiv) above or is entitled to be incurred under the first paragraph of this covenant (including clauses (a), (b) and (c) of this covenant), PRIMEDIA will, in its sole discretion, classify that Restricted Payment in any manner that complies with the covenants described above and that Restricted Payment will be treated as having been made under only one of those clauses or under the first paragraph of this covenant.

    Not later than the date of making any Restricted Payment, PRIMEDIA will deliver to the Trustee an officer's certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the RESTRICTED PAYMENTS covenant were computed, which calculations may be based on PRIMEDIA's latest available internal financial statements.

    INVESTMENTS IN UNRESTRICTED SUBSIDIARIES

    PRIMEDIA will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Investment in any Unrestricted Subsidiary, if at the time of that Investment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) immediately before that Investment, PRIMEDIA would not be permitted to incur at least $1.00 of Indebtedness under the first paragraph of the INCURRENCE OF INDEBTEDNESS covenant (without giving effect to clauses
       (i) through (xvi) of the second paragraph of that covenant), which calculation will be made on a pro forma basis deducting from Adjusted Consolidated Net Income the amount of any Investment PRIMEDIA has made in an Unrestricted Subsidiary during the relevant period and any Investment PRIMEDIA intends to make in an Unrestricted Subsidiary, to the extent that that Investment is made with amounts included in Adjusted Consolidated Net Income as a result of the Transfers described in clause (c)(x) of the LIMITATIONS ON RESTRICTED PAYMENTS covenant or clause (c)(y) below; or

    (c) that Investment, together with the aggregate of all other Investments in Unrestricted Subsidiaries made after May 13, 1992, exceeds:

       (w) the aggregate Consolidated Net Cash Flow of PRIMEDIA for the period (taken as one accounting period) from the beginning of the first quarter immediately after May 13, 1992, to the end of PRIMEDIA's most recently ended fiscal quarter at the time of that Investment; PLUS

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       (x) 100% of the aggregate net cash proceeds received by PRIMEDIA from
           (i) the issue or sale of Equity Interests of PRIMEDIA (other than Equity Interests issued or sold to a Restricted Subsidiary of PRIMEDIA and other than Redeemable Stock) or (ii) the sale of the stock of an Unrestricted Subsidiary or the sale of all or substantially all of the assets of an Unrestricted Subsidiary to the extent that a liquidating dividend is paid to PRIMEDIA or any Restricted Subsidiary from the proceeds of that sale; PLUS

       (y) 100% of the amount of all Transfers from a Net Cash Flow Unrestricted Subsidiary up to the aggregate Investment (after taking into account all prior Transfers from that Net Cash Flow Unrestricted Subsidiary) in that Net Cash Flow Unrestricted Subsidiary resulting from those payments or transfers of assets (valued in each case as provided in the definition of "Investment"); PLUS

       (z) in the event of a designation of a Net Cash Flow Unrestricted Subsidiary as a Restricted Subsidiary, 100% of an amount equal to the greater of (A) the fair market value of that Subsidiary as determined by the board of directors of PRIMEDIA in good faith (or, if the fair market value may exceed $25.0 million, as determined in writing by an independent investment banking firm of nationally recognized standing) at the time of the redesignation of that Net Cash Flow Unrestricted Subsidiary as a Restricted Subsidiary and (B) the Consolidated Net Cash Flow generated by that Subsidiary for the period (taken as one accounting period) from the beginning of its first fiscal quarter commencing immediately after the date of its designation as a Net Cash Flow Unrestricted Subsidiary through that Subsidiary's fiscal quarter ending immediately prior to its designation as a Restricted Subsidiary (or if the Consolidated Net Cash Flow for that period is a deficit, 100% of that deficit);

PROVIDED that all those amounts applied under this clause (c) will not be available for application under clause (c) of the RESTRICTED PAYMENTS covenant. As of June 30, 2001, the amount available for Investments under clause (c) was approximately $1.1 billion.

    The foregoing limitations will not apply to:

    (i) an Investment to the extent that it is to capitalize a Restricted Payment Unrestricted Subsidiary permitted under the LIMITATIONS ON RESTRICTED PAYMENTS covenant;

    (ii) an Investment to the extent that it is funded by the issuance of Equity Interests of PRIMEDIA to the extent net proceeds are not used to fund an optional redemption of notes;

   (iii) any Investment made in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which Investment consists of the transfer of Receivables and Other Assets; and

    (iv) Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made under this clause (iv) that are at that time outstanding, not to exceed
         $50.0 million at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

    For the purposes of determining compliance with this covenant, in the event that the making of an Investment in an Unrestricted Subsidiary meets the criteria of more than one of the categories of permitted Investments in Unrestricted Subsidiaries described in clauses (i) through (iv) above or is entitled to be incurred under the first paragraph of this covenant (including clauses (a), (b) and (c) of the first paragraph of this covenant), PRIMEDIA will, in its sole discretion, classify that Investment in an Unrestricted Subsidiary in any manner that complies with the covenants described above and

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Investment in an Unrestricted Subsidiary will be treated as having been made under only one of those clauses or under the first paragraph of this covenant.

    Each Net Cash Flow Unrestricted Subsidiary of PRIMEDIA will at all times remain (1) wholly owned, directly or indirectly, by PRIMEDIA or a wholly owned Restricted Subsidiary of PRIMEDIA or (2) a Subsidiary of PRIMEDIA so long as there is no encumbrance or restriction on the ability of that Subsidiary to pay dividends or make any other distributions on its Capital Stock, or pay any Indebtedness or other obligations, to PRIMEDIA or any Restricted Subsidiary of PRIMEDIA.

    Not later than the date of making any Investment described above, PRIMEDIA will deliver to the Trustee an officer's certificate stating that the Investment is permitted (including, without limitation, whether the Investment is capitalizing a Net Cash Flow Unrestricted Subsidiary or a Restricted Payment Unrestricted Subsidiary) and setting forth the basis upon which the calculations required by the INVESTMENTS IN UNRESTRICTED SUBSIDIARIES covenant were computed, which calculations may be based on PRIMEDIA's latest available internal financial statements.

    DIVIDENDS AND PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (i) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by PRIMEDIA or any of its Restricted Subsidiaries, or pay any Indebtedness owed to PRIMEDIA or any of its Restricted Subsidiaries;

    (ii) make loans or advances to PRIMEDIA or any of its Restricted Subsidiaries; or

   (iii) transfer any of its properties or assets to PRIMEDIA or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing by reason of:

    (A) the terms, as in effect on the date of the Indenture, of the Existing Indebtedness;

    (B) the terms, as in effect on the date of the Indenture, of the Bank Credit Facilities and the Outstanding Notes and the indentures governing the Outstanding Notes;

    (C) the terms of Indebtedness of PRIMEDIA incurred in accordance with the INCURRENCE OF INDEBTEDNESS covenant; PROVIDED that the terms of the Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than is permitted by this covenant;

    (D) the terms of the Indenture and the notes;

    (E) applicable law;

    (F) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;

    (G) the terms of purchase money obligations for property acquired in the ordinary course of business, but only to the extent that those purchase money obligations restrict or prohibit the transfer of the property so acquired;

    (H) the terms of the Class D Subordinated Debentures, the Class D Debenture Indenture, the Class F Subordinated Debentures, the Class F Debenture Indenture, the Class H Subordinated Debentures and the Class H Debenture Indenture;

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    (I) any encumbrance or restriction with respect to a Subsidiary of PRIMEDIA that is not a Subsidiary of PRIMEDIA on the date of the Indenture, which encumbrance or restriction is in existence at the time that person becomes a Subsidiary of PRIMEDIA or is created on the date it becomes a Subsidiary of PRIMEDIA;

    (J) any encumbrance or restriction with respect to a Subsidiary of PRIMEDIA imposed under an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of that Subsidiary;

    (K) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

    (L) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

    (M) the terms of any Indebtedness for borrowed money of any Partially Owned Restricted Subsidiary;

    (N) in the case of clause (iii) of the first paragraph of this covenant, any encumbrance or restriction contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of PRIMEDIA or a Restricted Subsidiary of PRIMEDIA to the extent that encumbrance or restriction restricts the transfer of the property subject to those mortgages, pledges or other security agreements;

    (O) any contractual requirements incurred with respect to Qualified Securitization Transactions relating exclusively to a Securitization Subsidiary that, in the good faith determination of the board of directors of PRIMEDIA, are customary in Qualified Securitization Transactions; or

    (P) any encumbrance or restriction existing under any agreement which refinances or replaces the agreements described in clauses (A), (B), (D),
       (H), (K), (L) and (M), PROVIDED that the terms and conditions of any of those encumbrances or restrictions contained in any of those agreements constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than those under or pursuant to the agreement evidencing the Indebtedness or obligations refinanced.

    Nothing contained in this covenant will prevent PRIMEDIA or a Restricted Subsidiary from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by the LIMITATION ON LIENS covenant.

    INCURRENCE OF INDEBTEDNESS

    PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness unless PRIMEDIA's Debt to Consolidated Cash Flow Ratio for its four full fiscal quarters ending immediately prior to the date that additional Indebtedness is created, incurred, issued, assumed or guaranteed would have been no greater than
6.0 to 1, and that Indebtedness is not senior in right of payment to the notes; PROVIDED that the calculation will give effect to (A) the incurrence of any Indebtedness (after giving effect to the application of the proceeds of that Indebtedness) in connection with the simultaneous acquisition of any person, business, property or assets and (B) the Consolidated Cash Flow generated by that acquired person, business, property or assets, giving effect in each case to the incurrence of Indebtedness, application of proceeds and Consolidated Cash Flow as if that acquisition had occurred at the beginning of that four quarter period.

    For purposes of the previous paragraph, cash flow generated by any acquired person, business, property or asset will be determined on the same basis as the definition of Consolidated Cash Flow and

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will be based on the actual earnings before interest, taxes, depreciation and amortization of that acquired person, business, property or asset during the immediately preceding four full fiscal quarters PLUS (y) (i) the savings in cost of goods sold that would have resulted during that period from the effect of using PRIMEDIA's actual costs for comparable goods and services during that period and (ii) other savings in cost of goods sold or eliminations of selling, general and administrative expenses as determined by PRIMEDIA in good faith in its consideration of those acquisitions and consistent with PRIMEDIA's experiences in acquisitions of similar businesses MINUS (z) the incremental expenses that would be included in cost of goods sold and selling, general and administrative expenses that would have been incurred by PRIMEDIA in the operation of that acquired person, business, property or assets during that period.

    The foregoing limitations will not apply to the incurrence of:

    (i) Indebtedness under the Credit Facilities (PROVIDED that the principal amount of that Indebtedness will not exceed $1.3 billion, less the amount of all repayments made in respect of term loans and of all permanent commitment reductions with respect to revolving loans (except to the extent, and only to the extent, that any required repayments of principal in connection with that commitment reduction are not made) made under the Credit Facilities (excluding those repayments and commitment reductions which occur substantially contemporaneously with a refinancing or a refunding thereof)), plus any amounts then available under clause (vi) of this paragraph;

    (ii) Existing Indebtedness;

   (iii) Indebtedness represented by the Outstanding Notes and the notes (but not any additional notes);

    (iv) Indebtedness represented by the Class D Subordinated Debentures issued in exchange for all the outstanding Series D Preferred Stock, the Class F Subordinated Debentures issued in exchange for all the outstanding Series F Preferred Stock and the Class H Subordinated Debentures issued in exchange for all the outstanding Series H Preferred Stock;

    (v) Capital Lease Obligations in an aggregate principal amount which, when aggregated with the principal amount of all other Capital Lease Obligations then outstanding and incurred pursuant to this clause (v) and including all Refinancing Indebtedness (as defined below) incurred to refund, refinance or replace any other Indebtedness incurred under this clause (v), does not exceed 5% of Total Assets;

    (vi) Indebtedness in an aggregate principal amount equal to the greater of
         (A) $225.0 million in the aggregate at any one time outstanding for PRIMEDIA and its Restricted Subsidiaries and (B) Indebtedness created, incurred, issued, assumed or guaranteed (x) by PRIMEDIA at any one time outstanding not in excess of 7% of the Consolidated Net Worth of PRIMEDIA at the time of the creation, incurrence, issuance, assumption or guarantee or (y) by any Restricted Subsidiary of PRIMEDIA at any one time outstanding not in excess of 7% of the Consolidated Net Worth of that Restricted Subsidiary at the time of the creation, incurrence, issuance, assumption or guarantee;

   (vii) Indebtedness created, incurred, issued, assumed or guaranteed in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in clauses (i) through (vi) above, including additional Indebtedness incurred to pay premiums and fees in connection with that additional Indebtedness (the "Refinancing Indebtedness"); PROVIDED, that (A) the principal amount of that Refinancing Indebtedness will not exceed the principal amount of Indebtedness (including unused commitments and additional Indebtedness incurred to pay premiums and fees in connection with that Indebtedness) so extended, refinanced, renewed, replaced, substituted or refunded

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         PLUS any amounts then available under clause (vi) of this paragraph,
         (B) in the case of Refinancing Indebtedness for Indebtedness permitted under clauses (ii) and (iv) of this paragraph, the Refinancing Indebtedness permitted under clauses (ii) and (iv) of this paragraph will have an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (C) the Refinancing Indebtedness for Indebtedness permitted under clauses (ii) and (iv) of this paragraph will rank, in right of payment, no more senior than that Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and the Refinancing Indebtedness for Indebtedness permitted under clauses (i), (iii), (v) and (vi) of this paragraph will rank, in right of payment, PARI PASSU with or junior to the notes;

  (viii) intercompany Indebtedness incurred in connection with Investments in Unrestricted Subsidiaries; PROVIDED that those Investments are permitted by the LIMITATIONS ON RESTRICTED PAYMENTS covenant or the INVESTMENTS IN UNRESTRICTED SUBSIDIARIES covenant;

    (ix) Indebtedness under Currency Agreements and Interest Rate Agreements, PROVIDED that in the case of Currency Agreements which relate to other Indebtedness, those Currency Agreements do not increase the Indebtedness of PRIMEDIA outstanding other than as a result of fluctuations in foreign currency exchange rates;

    (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of PRIMEDIA or any Restricted Subsidiary of PRIMEDIA under those agreements, incurred or assumed by the acquired Subsidiary in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary of PRIMEDIA, other than guarantees or similar credit support by PRIMEDIA of Indebtedness incurred by any person acquiring all or any portion of that business, those assets or that Restricted Subsidiary for the purpose of financing that acquisition; PROVIDED that the maximum aggregate liability in respect of all that Indebtedness in the nature of those guarantees will at no time exceed the gross proceeds actually received from the sale of that business, those assets or that Restricted Subsidiary;

    (xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business, PROVIDED that that Indebtedness is extinguished within three business days of its incurrence;

   (xii) Indebtedness of an entity at the time it is acquired as a Restricted Subsidiary, PROVIDED that that Indebtedness was not incurred or assumed by that entity in connection with or in anticipation of that acquisition;

  (xiii) Indebtedness between PRIMEDIA and any Restricted Subsidiary; PROVIDED that any subsequent transfer of any Capital Stock which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to PRIMEDIA or another Restricted Subsidiary) shall be deemed in each case to constitute the incurrence of such Indebtedness by the obligor thereon;

   (xiv) Non-Compete Notes, not to exceed $50.0 million in aggregate principal amount less the amount of all principal repayments made in respect of those notes;

   (xv) PRIMEDIA's Obligations arising from the repurchase, redemption or other acquisitions of Capital Stock from management investors to the extent permitted by the LIMITATIONS ON RESTRICTED PAYMENTS covenant; and

                                       49
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   (xvi) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is Non-Recourse
         Indebtedness with respect to PRIMEDIA and its Restricted Subsidiaries (except for Standard Securitization Undertakings); PROVIDED that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness ceases to constitute such Non-Recourse Indebtedness, such Indebtedness will be deemed, in each case, to be incurred at such time.

    For the purposes of determining the aggregate Indebtedness of any referent person, Indebtedness will not include guarantees by any other person of that Indebtedness.

    For the purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through
(xvi) above or is entitled to be incurred under the first paragraph of this covenant, (A) PRIMEDIA will, in its sole discretion, classify that item of Indebtedness in any manner that complies with the covenants described above; PROVIDED that any Indebtedness classified as incurred pursuant to clause (vi) above may later be reclassified as having been incurred pursuant to the first paragraph of this covenant to the extent such reclassified Indebtedness could be incurred pursuant to the first paragraph at the time of such reclassification; and (B) that item of Indebtedness will be treated as having been incurred pursuant to only one of those clauses or pursuant to the first paragraph of this covenant except as otherwise set forth in the proviso to clause (A) above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    LIMITATIONS ON LIENS

    PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or any income or profits from any of its assets or assign or convey any right to receive income from any of its assets unless the notes are equally and ratably secured with the Indebtedness secured by that Lien for so long as that Indebtedness is so secured. Upon the release and discharge of the initial Lien, any Lien created in favor of the notes as a result of the initial Lien will be automatically released.

    LIMITATIONS ON ASSET SALES

    PRIMEDIA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (including the sale of any of the stock of any Subsidiary) unless at least 100% of the Net Proceeds from that Asset Sale (or, in the case of a Partially Owned Restricted Subsidiary, PRIMEDIA's Pro Rata Portion of the Net Proceeds, after repayment by that Partially Owned Restricted Subsidiary of its Indebtedness) are applied first to repay Obligations or reduce commitments under the Credit Facilities in accordance with the terms of the Credit Facilities and second to offer to redeem at par the Outstanding Notes and third to offer to redeem at par the notes.

    The foregoing application of Net Proceeds from Asset Sales is not required in the case of:

    (i) sales or dispositions generating cash proceeds of less than, with respect to PRIMEDIA and its Restricted Subsidiaries, $2,500,000; and

    (ii) sales and dispositions as to which PRIMEDIA delivers a reinvestment notice and the proceeds are so reinvested in one or more communications, publishing, information, education or media assets or businesses within 12 months of the date the relevant Asset Sale is consummated.

                                       50
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    Notwithstanding the foregoing, neither PRIMEDIA nor its Restricted
Subsidiaries will be required to apply the Net Proceeds from any Asset Sale:

    (i) to the extent that the aggregate Net Proceeds from that Asset Sale, together with the Net Proceeds, if any, of any other Asset Sale which have not been previously applied, are less than $25,000,000; or

    (ii) to the extent that, and for so long as, those Net Proceeds cannot be so applied as a result of an encumbrance or restriction permitted under the LIMITATIONS ON LIENS covenant.

    The procedure for offering to redeem the notes in connection with Asset Sales is substantially the same as the mechanism for redeeming the notes in connection with a Change of Control.

    TRANSACTIONS WITH AFFILIATES

    Neither PRIMEDIA nor any of its Restricted Subsidiaries will make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding (each, an "Affiliate Transaction") with, or for the benefit of:

    (i) any person (or any Affiliate of that person) holding 10% or more of any class of Capital Stock of PRIMEDIA or any of its Restricted Subsidiaries; or

    (ii) any Affiliate of PRIMEDIA or any of its Restricted Subsidiaries,

in each case involving aggregate payments or consideration in excess of $5.0 million, unless:

       (a) that Affiliate Transaction is on terms that are not materially less favorable to PRIMEDIA or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by PRIMEDIA or that Restricted Subsidiary with an unrelated Person; and

       (b) PRIMEDIA delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of PRIMEDIA approving that Affiliate Transaction and set forth in an officers' certificate certifying that that Affiliate Transaction complies with clause (a) above.

    The foregoing restrictions will not apply to:

    (i) the payment of an annual fee to KKR for the rendering of management consulting and financial services to PRIMEDIA and its Restricted Subsidiaries in an aggregate amount which is reasonable in relation to those services;

    (ii) the payment of transaction fees to KKR in amounts which are in accordance with past practices for the rendering of financial advice and services, in connection with acquisitions, dispositions and financings by PRIMEDIA and its Subsidiaries;

   (iii) loans to officers, directors and employees of PRIMEDIA and its Subsidiaries for business or personal purposes and other loans and advances to those officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of PRIMEDIA and its Subsidiaries;

    (iv) any Restricted Payments not prohibited by the LIMITATIONS ON RESTRICTED PAYMENTS covenant or any Investment not prohibited by the INVESTMENTS IN UNRESTRICTED SUBSIDIARIES covenant;

    (v) transactions between or among any of PRIMEDIA and its Restricted Subsidiaries;

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    (vi) allocation of corporate overhead to Unrestricted Subsidiaries on a basis not materially less favorable to PRIMEDIA than those allocations to Restricted Subsidiaries;

   (vii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of PRIMEDIA or any Restricted Subsidiary; or

  (viii) sales or other transfers or dispositions of Receivables and Other Assets transferred to a Securitization Subsidiary in a Qualified Securitization Transaction.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    PRIMEDIA may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any person (except a wholly owned Restricted Subsidiary, PROVIDED that in connection with any merger of PRIMEDIA with a Restricted Subsidiary of PRIMEDIA, no consideration (other than common stock in the surviving corporation or PRIMEDIA) will be issued or distributed to the shareholders of PRIMEDIA) or permit any person to merge with or into it unless:

    (i) PRIMEDIA will be the continuing person, or the person (if other than PRIMEDIA) formed by that consolidation or into which PRIMEDIA is merged or to which the properties and assets of PRIMEDIA are transferred will be a corporation organized and existing under the laws of the United States or any State of the United States or the District of Columbia and will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of PRIMEDIA under the notes and Indenture; and

    (ii) immediately after giving effect to that transaction on a pro forma basis (a) no Default and no Event of Default under the Indenture will have occurred and be continuing and (b) PRIMEDIA could incur at least $1.00 of additional Indebtedness under the first paragraph of the INCURRENCE OF INDEBTEDNESS covenant (without giving effect to clause (i) through (xvi) of the second paragraph of that covenant) or the Debt to Consolidated Cash Flow Ratio equals or is less than the Debt to Consolidated Cash Flow Ratio immediately prior to that transaction.

    PAYMENTS FOR CONSENT

    Neither PRIMEDIA nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes, unless that consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to that consent, waiver or agreement.

GUARANTEES

    GUARANTEES. The new notes will be fully and unconditionally guaranteed on a senior basis, jointly and severally, by each Guarantor. In the event that any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of any Guarantor under that guarantee would be reduced to the maximum amount permissible under the applicable fraudulent conveyance or similar law. The foregoing guarantees (the "Guarantees") rank PARI PASSU with the guarantees made for the benefit of the lenders under the Credit Facilities and with guarantees made for the benefit of the holders of the Outstanding Notes. No Unrestricted Subsidiary will become a guarantor of any Indebtedness of PRIMEDIA or any Restricted Subsidiaries unless that Unrestricted Subsidiary becomes a guarantor of the notes. In addition, no Securitization Subsidiary will become a guarantor of the notes.

                                       52
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    RELEASES OF GUARANTEES

    Upon the sale or disposition (by merger or otherwise) of any Guarantor by PRIMEDIA or any subsidiary of PRIMEDIA to any entity that is not an affiliate of PRIMEDIA or any of its subsidiaries and which sale or disposition is otherwise in compliance with the terms of the Indenture, that Guarantor will be released from its obligations under its Guarantee if that Guarantor is sold or disposed of for at least fair market value, evidenced by a resolution of the board of directors of PRIMEDIA set forth in an officer's certificate delivered to the Trustee; PROVIDED that the foregoing proviso will not apply to the sale or disposition of a Guarantor in a foreclosure proceeding to the extent that that proviso would be inconsistent with the requirements of the Uniform Commercial Code.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an "Event of Default":

    (i) the failure to make any payment of interest on the notes when the same becomes due and payable and the continuance of that failure for a period of 30 days;

    (ii) the failure to make any payment when due of principal or premium on the notes, whether at maturity, or upon acceleration, redemption or otherwise;

   (iii) failure by PRIMEDIA to comply with any of its other agreements in the Indenture or the notes and that Default continues for 30 days after receipt of a written notice from the Trustee or holders of at least 30% of the aggregate principal amount of the notes then outstanding, specifying that Default and requiring that it be remedied;

    (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PRIMEDIA or any of its Restricted Subsidiaries (or the payment of which is guaranteed by PRIMEDIA or any of its Restricted Subsidiaries) whether that Indebtedness or guarantee is now existing or thereafter created in the future, if either:

       (A) that default is the failure to pay the final scheduled principal installment in an amount of at least $10 million in respect of any such Indebtedness on the stated maturity date of that Indebtedness (after giving effect to any extension of the maturity date by the holder of that Indebtedness and after the expiration of any grace period in respect of the final scheduled principal installment contained in the instrument under which that Indebtedness is outstanding); or

       (B) as a result of that default the maturity of that Indebtedness has been accelerated prior to its express maturity and the principal amount of that Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been accelerated, aggregates $20 million or more; PROVIDED that an Event of Default will not be deemed to occur with respect to any accelerated indebtedness which is repaid or prepaid within 20 days after that declaration;

    (v) failure by PRIMEDIA or any of its Significant Subsidiaries to pay certain final judgments that exceed $15 million individually or $25 million in the aggregate, which judgments are not discharged, satisfied, stayed, annulled or rescinded within 60 days after their entry;

    (vi) certain events of bankruptcy or insolvency with respect to PRIMEDIA or any of its Significant Subsidiaries; and

   (vii) except as permitted by the Indenture and the notes, the cessation of the effectiveness of the Guarantees or the finding in any judicial proceeding that the Guarantees are unenforceable or invalid or the denial or disaffirmation by any Guarantor of its obligations under its Guarantee.

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    The term "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to each holder of the notes a notice of the Default or Event of Default within 30 days after it occurs or, if later, within 10 days after the Default or Event of Default becomes known to the Trustee, unless the Default or Event of Default has been cured. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any notes or that results from a failure to comply with the CHANGE OF CONTROL covenant, the Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interest of the holders of the notes.

    If an Event of Default (other than an Event of Default with respect to PRIMEDIA resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee by written notice to PRIMEDIA, or the holders of at least 30% of the principal amount of the notes then outstanding by written notice to PRIMEDIA and the Trustee, may, and the Trustee at the request of those holders will, declare all unpaid principal of, premium, if any, and accrued interest on the notes to be due and payable, as specified below. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest will be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs with respect to PRIMEDIA, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder.

    The holders of at least a majority in principal amount of the notes by notice to the Trustee may rescind an acceleration and its consequences upon conditions provided in the Indenture. Subject to certain restrictions set forth in the Indenture, the holders of at least a majority in principal amount of the outstanding notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (including waivers obtained in connection with a tender offer or exchange offer for notes), except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on, the notes (including, without limitation, pursuant to any mandatory or optional redemption obligation under the Indenture). When a Default or Event of Default is waived, it is cured and ceases.

    A holder of notes may not pursue any remedy with respect to the Indenture, the notes or any Guarantee unless:

    (1) the holder gives to the Trustee written notice of a continuing Event of Default;

    (2) the holders of at least 30% in principal amount of the notes outstanding make a written request to the Trustee to pursue the remedy;

    (3) the holder or holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense (including, without limitation, fees of counsel);

    (4) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and

    (5) during that 30-day period the holders of a majority in principal amount of the outstanding notes do not give the Trustee a direction which is inconsistent with the request.

    PRIMEDIA is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and PRIMEDIA is required upon becoming aware of any Default or Event of Default to deliver a statement to the Trustee specifying that Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of PRIMEDIA, as such, will have any liability for any obligations of PRIMEDIA under the notes, the Indenture, the Guarantees or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    PRIMEDIA may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance"), except for:

    (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when those payments are due from the trust referred to below;

    (2) PRIMEDIA's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and PRIMEDIA's obligations in connection with those rights, powers, trusts, duties and immunities; and

    (4) the Legal Defeasance provisions of the Indenture.

    In addition, PRIMEDIA may, at its option and at any time, elect to have the obligations of PRIMEDIA released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment or bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) PRIMEDIA must irrevocably deposit or cause to be deposited with the Trustee or the paying agent, in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, without reinvestment, to pay the principal of and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be;

    (2) in the case of Legal Defeasance, PRIMEDIA will have delivered to the Trustee an opinion of counsel from nationally recognized counsel acceptable to the Trustee or a tax ruling from the Internal Revenue Service to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, PRIMEDIA will have delivered to the Trustee an opinion of counsel from nationally recognized counsel acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

    (4) no Default or Event of Default will have occurred and be continuing (A) on the date of the deposit or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of the deposit; and

    (5) PRIMEDIA must deliver to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and PRIMEDIA may require a holder to pay any taxes and fees required by law or permitted by the Indenture. PRIMEDIA is not required to transfer or exchange any note selected for redemption. Also, PRIMEDIA is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next succeeding paragraph, the Indenture, the Guarantees or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder of notes):

    (i) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

    (ii) reduce the principal of or change the fixed maturity of any notes or alter the provisions with respect to the redemption or purchase price in connection with repurchases of the notes with proceeds of Asset Sales, upon a Change of Control or otherwise;

   (iii) reduce the rate of or change the time for payment of interest on any notes;

    (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes);

    (v) make any notes payable in money other than that stated in the notes;

    (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

   (vii) waive a redemption payment with respect to any note; or

  (viii) make any change in the foregoing.

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
    Notwithstanding the foregoing, without the consent of any holder of the notes, PRIMEDIA and the Trustee may amend or supplement the Indenture or the notes to:

    (1) cure any ambiguity, defect or inconsistency;

    (2) provide for uncertificated notes in addition to or in place of certificated notes;

    (3) provide for the assumption of PRIMEDIA's obligations to holders of the notes in the case of a merger or consolidation;

    (4) make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

    (5) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of PRIMEDIA, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the notes, unless they offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

EXCHANGE OFFER, REGISTRATION RIGHTS

    On May 8, 2001, PRIMEDIA, the Guarantors and the initial purchasers entered into the Registration Rights Agreement. Under the Registration Rights Agreement, PRIMEDIA agreed, for the benefit of the holders of the Transfer Restricted Securities, that PRIMEDIA will, at its cost, (1) cause to be filed, on or before 120 days after the Closing Date, the Exchange Offer Registration Statement with the SEC under the Securities Act concerning the Exchange Offer, and (2) (a) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the SEC on or before 200 days after the closing Date and (b) cause the Exchange Offer to remain open for the minimum period required by applicable federal and state securities laws, PROVIDED, HOWEVER, that in no event will that period be less than 20 business days. For each Transfer Restricted Security surrendered to PRIMEDIA and accepted for exchange in the exchange offer, the holder of that Transfer Restricted Security will receive a new note having a principal amount equal to that of the surrendered Transfer Restricted Security.

    Based upon no-action letters issued by the staff of the SEC to third parties, PRIMEDIA believes that the new notes issued in the exchange offer in exchange for Transfer Restricted Securities would in general be freely transferable after the exchange offer without further registration under the Securities Act if the holder of the new notes represents (1) that it is not an "affiliate" as defined in Rule 405 under the Securities Act, of PRIMEDIA,
(2) that it is acquiring the new notes in the ordinary course of its business and (3) that it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes, PROVIDED that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the SEC has not considered the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in those other circumstances. Holders of Transfer Restricted Securities wishing to accept the exchange offer must represent to PRIMEDIA that those conditions have been met. Each broker-dealer that receives new notes for its own account in the exchange offer, where it acquired the new notes exchanged for the new notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

    A holder of Transfer Restricted Securities other than certain specified holders, who wishes to exchange those Transfer Restricted Securities for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes and that it is not an "affiliate" of PRIMEDIA, as defined in Rule 405 under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If the exchange offer is not permitted by applicable law or SEC policy or
(2) if any Holder of Transfer Restricted Securities will notify PRIMEDIA within 20 business days following the consummation of the exchange offer that (a) the holder was prohibited by law or SEC policy from participating in the exchange offer or (b) the holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for the resales by the holders or (c) the holder is a broker-dealer and holds old notes acquired directly from the Company or any of its affiliates, then PRIMEDIA will, at its cost, (A) cause to be filed a shelf registration statement (the "Shelf Registration Statement") covering resales of the Transfer Restricted Securities, (B) use its reasonable best efforts to cause the shelf Registration Statement to be declared effective under the Securities Act and
(C) use its reasonable best efforts to keep the Shelf Registration Statement effective until two years after its effective date or any shorter period ending when all resales of Transfer Restricted Securities covered by the Shelf Registration Statement have been made. A holder selling those Transfer Restricted Securities under the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to that holder, including certain indemnification obligations.

    If

           (a) PRIMEDIA fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

           (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

           (c) PRIMEDIA fails to consummate the exchange offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

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
           (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement

(each such event referred to in clauses (a) through (d) above a "Registration Default"), then PRIMEDIA will pay liquidated damages to each holder of Transfer Restricted Securities ("Liquidated Damages"). Liquidated Damages will accrue, with respect to the first 90-day period (or portion thereof) immediately following the occurrence of the first Registration Default, at a rate of 0.25% per annum of the aggregate principal amount of the outstanding notes on the date of such Registration Default, payable in cash semiannually in arrears on each interest payment date, commencing on the date of such Registration Default. The rate of the Liquidated Damages will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) until all Registration Defaults have been cured, up to a maximum rate of Liquidated Damages for all Registration Defaults of 0.50% per annum.

    The Registration Rights Agreement will provide that the Liquidated Damages specified above will be the exclusive remedy available to holders of Transfer Restricted Securities for any failure by PRIMEDIA to comply with the registration requirements of the Registration Rights Agreement.

    The summary in this prospectus of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement.

BOOK-ENTRY; DELIVERY AND FORM

    The notes will initially be represented in the form of one or more global notes in definitive, fully-registered book-entry form, without interest coupons that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

    Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of the DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. PRIMEDIA takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    The DTC has advised PRIMEDIA that the DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

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    The DTC has also advised PRIMEDIA that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, the DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

    (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by the DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because the DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS OF THE GLOBAL NOTES UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of the DTC or its nominee will be payable to the DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, PRIMEDIA and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither PRIMEDIA, the trustee nor any agent of PRIMEDIA or the trustee has or will have any responsibility or liability for:

    (1) any aspect of the DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of the DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (3) any other matter relating to the actions and practices of the DTC or any of its Participants or Indirect Participants.

    The DTC has advised PRIMEDIA that its current practice, upon receipt of any payment in respect of securities, such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless the DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of the DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the DTC, the trustee or PRIMEDIA. Neither PRIMEDIA nor the trustee will be liable for any delay by the DTC or any of its Participants in identifying the beneficial owners of the notes, and PRIMEDIA and the trustee may conclusively rely on and will be protected in relying on instructions from the DTC or its nominee for all purposes.

    Transfers between Participants in the DTC will be effected in accordance with the DTC's procedures, and will be settled in same-day funds.

    The DTC has advised PRIMEDIA that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account the DTC has credited the

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interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given that direction. However, if there is an Event of Default under the notes, the DTC reserves the right to exchange the Global Notes for legended notes in certificated form and to distribute those notes to its Participants.

    Although the DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in the DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither PRIMEDIA nor the trustee nor any of their respective agents will have any responsibility for the performance by the DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

    (1) the DTC (a) notifies PRIMEDIA that it is unwilling or unable to continue as depositary for the Global Notes and PRIMEDIA fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) PRIMEDIA, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of the DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME-DAY SETTLEMENT AND PAYMENT

    PRIMEDIA will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. PRIMEDIA will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all those terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

    "Adjusted Consolidated Net Income" means, with respect to any person for any period:

    (i) the Consolidated Net Income of such person for such period, plus

    (ii) in the case of PRIMEDIA and its Restricted Subsidiaries, all cash received during such period by PRIMEDIA or any Restricted Subsidiary from its Unrestricted Subsidiaries from the payment of dividends or distributions (including tax sharing payments and loans or advances which are junior in right of payment to the notes and have a longer Average Life than the notes), but only to the extent such cash payments are not otherwise included in "Adjusted Consolidated Net Income."

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    Each item of Adjusted Consolidated Net Income will be determined in conformity with GAAP, except that, for purposes of the application of Accounting Principles Board Opinions Nos. 16 and 17, such person may select any amortization practice allowable by GAAP up to 40 years, notwithstanding the use of a different amortization in such person's consolidated financial statements. Any designation of a Subsidiary of PRIMEDIA as a Restricted Subsidiary or Unrestricted Subsidiary at or prior to the time of the calculation of Adjusted Consolidated Net Income of a Subsidiary will be treated as if it had occurred at the beginning of the applicable period.

    "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. A person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by" and "under common control with") another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

    "Asset Sale" means, with respect to any person, the sale, lease, conveyance, disposition or other transfer by the referent person of any of its assets (including by way of a sale-and-leaseback and including the sale or other transfer of any of the Capital Stock of any Subsidiary of the referent person); PROVIDED that, notwithstanding the foregoing, the term "Asset Sale" shall not include the sale, lease, conveyance, disposition or other transfer of:

    (i) with respect to any Unrestricted Subsidiary, (A) any assets not constituting all or substantially all of the assets of any Net Cash Flow Unrestricted Subsidiary and (B) any Capital Stock or any assets of any Restricted Payment Unrestricted Subsidiary;

    (ii) all or substantially all of the assets of PRIMEDIA, as permitted pursuant to the MERGER, CONSOLIDATION OR SALE OF ASSETS covenant;

   (iii) any assets between PRIMEDIA, any Restricted Subsidiary or any Unrestricted Subsidiary;

    (iv) (A) cash and cash equivalents, (B) inventory in the ordinary course of business and (C) any other tangible or intangible asset, in each case in the ordinary course of business of PRIMEDIA or its Restricted Subsidiaries;

    (v) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; or

    (vi) Receivables and Other Assets pursuant to a Qualified Securitization Transaction.

    "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing:

    (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such debt security of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such debt security multiplied by the amount of such principal payment by

    (ii) the sum of all such principal payments.

    "Bank Credit Facilities" means (1) the Credit Agreement, dated as of
March 11, 1999, among PRIMEDIA, the lending institutions listed therein, The Bank of New York and Bankers Trust Company, as Co-Syndication Agents, The Bank of Nova Scotia, as Documentation Agent, and The

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Chase Manhattan Bank, as Administrative Agent and (2) the Credit Agreement,
dated as of May 24, 1996, among PRIMEDIA, the lending institutions listed therein, The Bank of New York and Bankers Trust Company, as Co-Syndication Agents, The Bank of Nova Scotia, as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent.

    "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

    "Change of Control" means such time as:

    (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than KKR and its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than (A) 35 percent (35%) of the total voting power of the then outstanding voting stock of PRIMEDIA and (B) the total voting power of the then outstanding voting stock of PRIMEDIA beneficially owned by KKR and its Affiliates; or

    (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted PRIMEDIA's board of directors (together with any new directors whose election by PRIMEDIA's board of directors or whose nomination for election by PRIMEDIA's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

    "Class D Debenture Indenture" means the indenture governing the Class D Subordinated Debentures.

    "Class D Subordinated Debentures" means the 10% Class D Subordinated Exchange Debentures due 2008 of PRIMEDIA issuable in exchange for the Series D Preferred Stock.

    "Class F Debenture Indenture" means the indenture governing the Class F Subordinated Debentures.

    "Class F Subordinated Debentures" means the 9.20% Class F Subordinated Exchange Debentures due 2009 of PRIMEDIA issuable in exchange for the Series F Preferred Stock.

    "Class H Debenture Indenture" means the indenture governing the Class H Subordinated Debentures.

    "Class H Subordinated Debentures" means the 8 5/8% Class H Subordinated Exchange Debentures due 2010 of PRIMEDIA issuable in exchange for the Series H Preferred Stock.

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    "Consolidated Cash Flow" means, with respect to any person for any period, the Adjusted Consolidated Net Income of such person for such period plus

    (a) (i) with respect to any Restricted Subsidiary other than a Partially Owned Restricted Subsidiary, provision for taxes based on income or profits to the extent such provision for taxes was included in computing Adjusted Consolidated Net Income and (ii) with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of any provision for taxes based on income or profits to the extent such provision for taxes was included in computing Adjusted Consolidated Net Income, plus

    (b) (i) with respect to any Restricted Subsidiary other than a Partially Owned Restricted Subsidiary, consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments), and (ii) with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments), plus

    (c) (i) with respect to any Restricted Subsidiary other than a Partially Owned Restricted Subsidiary, depreciation, amortization and other non-cash charges to the extent such depreciation, amortization and other non-cash charges were deducted in computing Adjusted Consolidated Net Income (including amortization of goodwill and other intangibles) and
       (ii) with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of depreciation, amortization and other non-cash charges to the extent such depreciation, amortization and other non-cash charges were deducted in computing Adjusted Consolidated Net Income (including amortization of goodwill and other intangibles); PROVIDED, with respect to the calculation of a person's Debt to Consolidated Cash Flow Ratio, that if, during such period, (a) such person or any of its Subsidiaries shall have made any Asset Sales (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, sales of the Capital Stock of or any assets of Unrestricted Subsidiaries which constitute Asset Sales), Consolidated Cash Flow of such person for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive), to the extent such Consolidated Cash Flow was included in computing Consolidated Cash Flow, directly attributable to the assets or Capital Stock which are the subject of such Asset Sales for such period or increased by an amount equal to the Consolidated Cash Flow (if negative), to the extent such Consolidated Cash Flow was included in computing Consolidated Cash Flow, directly attributable thereto for such period and (b) such person or any of its Subsidiaries (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, Unrestricted Subsidiaries) has made any acquisition of assets or Capital Stock (occurring by merger or otherwise), including without limitation, any acquisition of assets or Capital Stock occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated Cash Flow of such person shall be calculated (notwithstanding clause (i) of the definition of Consolidated Net Income) as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of such period.

    Consolidated Cash Flow of such person shall be determined for any period without regard to changes in Working Capital of such person and its Subsidiaries during such period.

    "Consolidated Fixed Charges" means, with respect to any person for any period, the (a) consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in

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computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments) and (b) the amount of all cash dividend payments on all series of preferred stock other than cash dividends on preferred stock of Unrestricted Subsidiaries and cash dividends paid to such person or its Subsidiaries; PROVIDED, that with respect to Partially Owned Restricted Subsidiaries, only the Pro Rata Portion of any amounts covered by clauses (a) and (b) above shall be included in calculating Consolidated Fixed Charges; PROVIDED FURTHER that if during such period (i) such person or any of its Subsidiaries shall have made any Asset Sales (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, sales of the Capital Stock of or any assets of Unrestricted Subsidiaries which constitute Asset Sales), Consolidated Fixed Charges of such person for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to the assets which are the subject of such Asset Sales for such period and (ii) such person or any of its Subsidiaries (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, Unrestricted Subsidiaries) has made any acquisition of assets or Capital Stock (occurring by merger or otherwise), including, without limitation, any acquisition of assets or Capital Stock occurring in connection with the transaction causing a calculation to be made hereunder, Consolidated Fixed Charges of such person shall be calculated as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of such period.

    "Consolidated Net Cash Flow" means, with respect to any person for any period, the aggregate Consolidated Cash Flow of such person for such period, MINUS

    (a) capital expenditures of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), MINUS

    (b) the aggregate amount of all cash dividends paid by such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) to holders of its Capital Stock other than to such person or its Subsidiaries, MINUS

    (c) the aggregate amount of all taxes based on income or profits paid by such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) other than to such person or its Subsidiaries, MINUS

    (d) cash Interest Expense of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), MINUS

    (e) repayments of principal of Indebtedness by such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), MINUS

    (f) any increases in Working Capital of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof), and PLUS

    (g) any decreases in Working Capital of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the

                                       65
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       case of Partially Owned Restricted Subsidiaries, including only the Pro
       Rata Portion thereof), in each case, for such period and determined in accordance with GAAP;

PROVIDED that in calculating the amount referred to in clause (f) or (g) above, as the case may be, for any period during which PRIMEDIA or any of its Restricted Subsidiaries has consummated an Asset Sale (other than, in the case of PRIMEDIA and its Restricted Subsidiaries, sales of Capital Stock of, cash or any assets of Unrestricted Subsidiaries which constitute Asset Sales), the portion of the change in Working Capital for such period attributable to the entity or business sold or purchased shall be based (x) in the case of such an Asset Sale, on the change in Working Capital attributable to the entity or business sold from the first day of such period to the date of the consummation of such sale and (y) in the case of an acquisition, on the change in Working Capital attributable to the entity or business acquired from the date of consummation of such acquisition to the last day of such period.

    "Consolidated Net Income" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, with respect to any Partially Owned Restricted Subsidiary, including only the Pro Rata Portion of the net income (or loss) of such Partially Owned Restricted Subsidiary as of any date of determination of Consolidated Net Income for PRIMEDIA and its Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP, PROVIDED that:

    (i) the net income (or loss) of any person which is not a Subsidiary or is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or distributions (including tax sharing payments and loans or advances which are junior in right of payment to the notes and have a longer Average Life than the notes) paid to the referent person or a Subsidiary of the referent person;

    (ii) except to the extent includable pursuant to the foregoing clause (i), the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or that person's assets are acquired by such person or any of its Subsidiaries shall be excluded;

   (iii) any gains or losses attributable to Asset Sales net of related tax costs or tax benefits, as the case may be, shall be excluded; and

    (iv) the net income of any Unrestricted Subsidiary (and, solely for purposes of the RESTRICTED PAYMENTS covenant, the net income of any Partially Owned Restricted Subsidiary) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Unrestricted Subsidiary (or, solely for the purposes of the RESTRICTED PAYMENTS covenant, any Partially Owned Restricted Subsidiary) of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders that, in each such case, has not been legally waived or otherwise satisfied.

    In addition, "Consolidated Net Income" will not include, without limitation:

    (A) any non-capitalized transaction costs and expenses incurred in connection with financings, investments or acquisitions, including, but not limited to, financing and refinancing fees;

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    (B) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with the redemption or retirement of any Indebtedness prior to its stated maturity; and

    (C) any non-recurring charges arising out of the restructuring or consolidation of the operations of any persons or business either alone or together with PRIMEDIA or any Restricted Subsidiary of PRIMEDIA, incurred within 18 months following the acquisition of those persons or businesses by PRIMEDIA or any Restricted Subsidiary of PRIMEDIA.

    "Consolidated Net Worth" means, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the referent person and its Subsidiaries on a consolidated basis, less amounts attributable to Redeemable Stock, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52), except that all effects of the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations shall be disregarded.

    "Credit Facilities" means, with respect to PRIMEDIA or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Bank Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "Currency Agreement" means the obligations of any person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in currency values.

    "Debt to Consolidated Cash Flow Ratio" means the ratio of all Indebtedness of PRIMEDIA and its Restricted Subsidiaries to Consolidated Cash Flow.

    "Equity Interests" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

    "Equity Offering" means any public or private offering of Equity Interests (other than Redeemable Stock) of PRIMEDIA.

    "Existing Indebtedness" means Indebtedness of PRIMEDIA and its Subsidiaries (other than the Bank Credit Facilities and the Outstanding Notes) in existence on the date of the Indenture, until such amounts are repaid.

    "Fixed Charge Coverage Ratio" means the ratio of Consolidated Cash Flow to Consolidated Fixed Charges.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the Indenture.

    "Guarantor" means each domestic Restricted Subsidiary of PRIMEDIA, other than any Securitization Subsidiary, which is wholly owned, directly or indirectly, by PRIMEDIA.

    "Indebtedness" of any person is defined as any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such

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person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock, indebtedness secured by a Lien to which the property or assets owned or held by such person is subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet), and net liabilities in respect of Currency Agreements and Interest Rate Agreements.

    For purposes of the preceding paragraph, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, PROVIDED that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any person at any date shall be without duplication:

    (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date; and

    (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

    For the purpose of determining the aggregate Indebtedness of PRIMEDIA and its Restricted Subsidiaries, such Indebtedness shall exclude:

    (a) the Indebtedness of any Unrestricted Subsidiary of PRIMEDIA or any Unrestricted Subsidiary of a Restricted Subsidiary; and

    (b) with respect to any Partially Owned Restricted Subsidiary, the Pro Rata Portion of any Indebtedness of any Partially Owned Restricted Subsidiary of PRIMEDIA or any Partially Owned Restricted Subsidiary of a Restricted Subsidiary pursuant to which the lender thereunder does not have recourse to any of the assets of PRIMEDIA or any of its Restricted Subsidiaries.

    "Interest Expense" means, with respect to any person, for any period, the aggregate amount of interest in respect of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net cost (benefit) associated with Interest Rate Agreements, and excluding amortization of deferred finance fees and interest recorded as accretion in the carrying value of liabilities (other than Indebtedness) recorded at a discounted value) and all but the principal component of rentals in respect of Capital Lease Obligations, paid, accrued or scheduled to be paid or accrued by such person during such period.

    "Interest Rate Agreements" means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its subsidiaries against fluctuations in interest rates.

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    "Investment" means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of any person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by any other person. For the purposes of the RESTRICTED PAYMENTS and INVESTMENT IN UNRESTRICTED SUBSIDIARIES covenants described above:

    (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary; and

    (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, in each case as determined by the board of directors of PRIMEDIA in good faith.

    "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Net Cash Flow Unrestricted Subsidiary" means an Unrestricted Subsidiary which is not a Restricted Payment Unrestricted Subsidiary.

    "Net Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursement or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by PRIMEDIA or any of its Subsidiaries in respect of such Asset Sale, net of:

    (i) the cash expenses of such sale (including, without limitation, the payment of principal, premium, if any, and interest on Indebtedness required to be paid as a result of such Asset Sale (other than the Outstanding Notes and the notes and amounts repaid pursuant to the Credit Facilities) and legal, accounting and investment banking fees and sales commissions);

    (ii) taxes paid or payable as a result thereof;

   (iii) any portion of cash proceeds which PRIMEDIA determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by PRIMEDIA or any of its Subsidiaries shall constitute Net Proceeds on such date; and

    (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof.

    "Non-Compete Notes" means the promissory notes issued by PRIMEDIA pursuant to the Non-Competition Agreement, dated as of June 17, 1991, among PRIMEDIA Holdings, Inc., News America Holdings Incorporated and the other parties thereto in an aggregate principal amount not to exceed $50.0 million, as such notes may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

    "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither PRIMEDIA nor any Restricted Subsidiary (other than a Securitization Subsidiary)
(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly

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or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender, (ii) as to which no default (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of PRIMEDIA or any Restricted Subsidiary (other than a Securitization Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing they will not have recourse to the shares or assets of PRIMEDIA or any Restricted Subsidiary (other than a Securitization Subsidiary).

    "Obligations" means any principal, interest, penalties, fee, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Outstanding Notes" means the 10 1/4% Senior Notes due 2004, the 8 1/2% Senior Notes due 2006 and the 7 5/8% Senior Notes due 2008 of PRIMEDIA, as each may be amended, supplemented or otherwise modified from time to time.

    "Partially Owned Restricted Subsidiary" means any Restricted Subsidiary other than a wholly owned Restricted Subsidiary.

    "Permitted Liens" means:

    (i) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

    (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

   (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

    (v) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of PRIMEDIA or any of its Subsidiaries incurred in the ordinary course of business;

    (vi) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the date of the Indenture, PROVIDED that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the item of property subject thereto, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (d) the incurrence of such Indebtedness is permitted by the INCURRENCE OF INDEBTEDNESS covenant;

   (vii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

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  (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (ix) judgment and attachment Liens not giving rise to an Event of Default;

    (x) leases or subleases granted to others not interfering in any material respect with the business of PRIMEDIA or any of its Subsidiaries;

    (xi) Liens encumbering customary initial deposits and margin deposits, and other liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements;

   (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of PRIMEDIA or its Subsidiaries;

  (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by PRIMEDIA or any of its Subsidiaries in the ordinary course of business of PRIMEDIA and its Subsidiaries;

   (xiv) any interest or title of a lessor in the property subject to any Capital Lease Obligation or operating lease;

   (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

   (xvi) Liens permitted by the Credit Facilities as in effect on the date of the Indenture;

  (xvii) Liens securing Indebtedness described in clause (xii) of the second paragraph of the INCURRENCE OF INDEBTEDNESS covenant;

  (xviii) Liens between PRIMEDIA and any Restricted Subsidiary or between Restricted Subsidiaries;

   (xix) Liens securing letters of credit in an amount not to exceed $75 million in the aggregate at any one time;

   (xx) Liens in an amount not to exceed $50 million in the aggregate at any one time;

   (xxi) Liens incurred by Partially Owned Restricted Subsidiaries which do not exceed 10% of Total Assets in the aggregate at any one time; and

  (xxii) Liens on assets of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction.

    "Pro Rata Portion" means, with respect to any Partially Owned Restricted Subsidiary, the percentage of such Partially Owned Restricted Subsidiary's outstanding Equity Interests beneficially owned by PRIMEDIA and its Restricted Subsidiaries.

    "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by PRIMEDIA or any Restricted Subsidiary pursuant to which PRIMEDIA or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by PRIMEDIA or of any Restricted Subsidiary) and (b) any other person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, Receivables and Other Assets.

    "Receivables and Other Assets" means, with respect to any person, all of the following property and interests in property of such person, whether now existing or existing in the future or hereafter acquired or arising:

    (1) accounts;

    (2) accounts receivable or other similar rights to future payments in respect of assets sold or to be sold, rights granted or to be granted or services rendered or to be rendered, including, without

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       limitation, all rights to payment created by or arising from sales of goods, lease of goods or the rendition of services no matter how evidenced, whether or not earned by performance;

    (3) all unpaid seller's or lessor's rights, including, without limitation, recession, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom;

    (4) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods;

    (5) all reserves and credit balances with respect to any such accounts receivable or account debtors;

    (6) all letters of credit, security or guarantees of any of the foregoing;

    (7) all insurance policies or reports relating to any of the foregoing;

    (8) all collection or deposit accounts relating to any of the foregoing;

    (9) all proceeds of any of the foregoing; and

    (10) all books and records relating to any of the foregoing.

    "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the notes), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the stated maturity of the notes, or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, at any time prior to the stated maturity of the notes except for Equity Interests of PRIMEDIA issued to present and former members of management of PRIMEDIA and its Subsidiaries pursuant to subscription and option agreements in effect on the date of the Indenture or under any stock option plan of About.com, Inc. existing on the date of the Indenture and common stock and options of PRIMEDIA issued to future members of management of PRIMEDIA and its Subsidiaries pursuant to subscription agreements executed subsequent to the date of the Indenture containing provisions for the repurchase of such common stock and options upon death, disability or termination of employment of such persons which are substantially identical to those contained in the subscription agreements in effect on the date of the Indenture; PROVIDED that for purposes of the "LIMITATION OF RESTRICTED PAYMENTS" covenant and for purposes of the definition of Indebtedness, Redeemable Stock does not include the Series D Preferred Stock, the Series F Preferred Stock or the Series H Preferred Stock.

    "Registration Rights Agreement" means (a) the registration rights agreement, dated May 8, 2001, among PRIMEDIA, the Guarantors and Salomon Smith Barney Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the initial purchasers, and
(b) with respect to each issuance of additional notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among PRIMEDIA and the persons purchasing such additional notes under the related purchase agreement.

    "Restricted Payment Unrestricted Subsidiary" means an Unrestricted Subsidiary which was capitalized exclusively with a permitted Restricted Payment or with the proceeds from the issuance of an Equity Interest by PRIMEDIA or with the proceeds of the sale of stock or substantially all of the assets of any other Unrestricted Subsidiary which was capitalized with such funds to the extent that a liquidating dividend is paid to PRIMEDIA for any Restricted Subsidiary from the proceeds of such sale.

    "Restricted Subsidiary" means a Subsidiary of PRIMEDIA which at the time of determination is not an Unrestricted Subsidiary.

    "Securitization Subsidiary" means any person to which PRIMEDIA or any Restricted Subsidiary of PRIMEDIA transfers Receivables and Other Assets that engages in no activities other than in

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connection with financing of Receivables and Other Assets and that is designated by the board of directors as a Securitization Subsidiary and

    (A) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

        (i) is guaranteed by PRIMEDIA or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

        (ii) is recourse to or obligates PRIMEDIA or any Restricted Subsidiary (other than such Securitization Subsidiary) in any way other than pursuant to Standard Securitization Undertakings;

       (iii) subjects any property or asset of PRIMEDIA or any Restricted Subsidiary (other than such Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

    (B) with which neither PRIMEDIA nor any Restricted Subsidiary (other than such Securitization Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms no less favorable to PRIMEDIA or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of PRIMEDIA, other than fees payable in the ordinary course of business in connection with servicing Receivables and Other Assets of such entity; and

    (C) to which neither PRIMEDIA nor any Restricted Subsidiary (other than such Securitization Subsidiary) has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

    Any designation of a Securitization Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of PRIMEDIA giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

    "Series D Preferred Stock" means PRIMEDIA's $10.00 Series D Exchangeable Preferred Stock Redeemable 2008, par value $0.01 per share.

    "Series F Preferred Stock" means PRIMEDIA's $9.20 Series F Exchangeable Preferred Stock Redeemable 2009, issuable in exchange for the Series E Preferred Stock and containing terms identical to the Series E Preferred Stock.

    "Series H Preferred Stock" means PRIMEDIA's $8.625 Series H Exchangeable Preferred Stock Redeemable 2010 issuable in exchange for the Series G Preferred Stock and containing terms identical to the Series G Preferred Stock.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by PRIMEDIA or any Restricted Subsidiary that are reasonably customary in a Qualified Securitization Transaction.

    "Subsidiary" of any person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

    "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries.

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    "Transfers" means:

    (i) any payment of interest on Indebtedness, dividends or repayments of loans or advances; and

    (ii) any other transfers of assets,

in each case from an Unrestricted Subsidiary to PRIMEDIA or any of its Restricted Subsidiaries.

    "Unrestricted Subsidiary" means:

    (i) each of the following Subsidiaries of the Company, unless and until such Subsidiary ceases to be a Subsidiary of the Company or is designated as a Restricted Subsidiary pursuant to the terms of the Indenture:
        PRIMEDIANet Inc.; PRIMEDIA Ventures, Inc.; PRIMEDIA Teenclick Corp.; PRIMEDIA Digital Video Holdings LLC; About.com, Inc.; HPC Interactive, LLC; Media Central Acquisition, LLC; Kagan World Media Limited; Kagan Asia Media, Ltd.; In New York LLC; and PRIMEDIA International, Inc.;

    (ii) any other Subsidiary of PRIMEDIA which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of PRIMEDIA, as provided below); and

   (iii) any subsidiary of an Unrestricted Subsidiary.

    The board of directors of PRIMEDIA may designate any Subsidiary of PRIMEDIA (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any other Subsidiary of PRIMEDIA which is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that:

    (a) PRIMEDIA certifies that such designation complies with the LIMITATION ON RESTRICTED PAYMENTS AND INVESTMENTS IN UNRESTRICTED SUBSIDIARIES covenants; and

    (b) the Subsidiary to be so designated has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of PRIMEDIA or any of its Restricted Subsidiaries.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation, PRIMEDIA could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the INCURRENCE OF INDEBTEDNESS covenant (without giving effect to clauses (i) through (xvi) of the second paragraph of that covenant) on a pro forma basis taking into account such designation.

    "Working Capital" means, with respect to any person for any period, the current assets of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) on a consolidated basis, after excluding therefrom cash and cash equivalents and deferred income taxes, less the current liabilities of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof) on a consolidated basis, after excluding therefrom, in each case to the extent otherwise included therein, all short-term Indebtedness for borrowed money, the current portion of any long-term Indebtedness, liabilities arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business, PROVIDED that such liabilities are extinguished within three business days of this incurrence, and deferred income taxes of such person and its Subsidiaries (and in the case of PRIMEDIA and its Restricted Subsidiaries, excluding Unrestricted Subsidiaries and, in the case of Partially Owned Restricted Subsidiaries, including only the Pro Rata Portion thereof).

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of new notes as of the date of this prospectus. Except where noted, this summary deals only with new notes that are acquired in connection with this exchange offer and held as capital assets and does not deal with taxpayers subject to special treatment under the U.S. federal income tax laws, including if you are one of the following:

    - a dealer in securities or currencies;

    - a financial institution;

    - an insurance company;

    - a tax exempt organization;

    - a person holding the new notes as part of a hedging, integrated or conversion transaction, a constructive sale or straddle;

    - a trader in securities that has elected the mark-to-market method of accounting for your securities;

    - a person liable for alternative minimum tax; or

    - a U.S. person whose "functional currency" is not the U.S. dollar.

    If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the new notes, you should consult your own tax advisors.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

    IF YOU ARE CONSIDERING THE ACQUISITION OF NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

CONSEQUENCES OF THE EXCHANGE

    The exchange of the old notes for the new notes in the exchange offer (see "The Exchange Offer") will not constitute a taxable event to you. As a result:

    - you will not realize any gain or loss upon receipt of a new note;

    - the holding period of the new note will include the holding period of the old note exchanged for the new note; and

    - the adjusted basis of the new note will be the same as the adjusted tax basis of the old note exchanged for the new note immediately before the exchange.

CONSEQUENCES TO U.S. HOLDERS

    The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a U.S. holder of new notes.

    The material consequences to "non-U.S. holders" of new notes, who are beneficial owners of exchange notes and who are not U.S. holders, are described below under "Consequences to Non-U.S. Holders".

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    "U.S. holder" means a beneficial owner of a new note that is:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the U.S.;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

    PAYMENTS OF INTEREST

    Except as set forth below, interest on a new note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

    AMORTIZABLE BOND PREMIUM

    If you purchased an old note for an amount in excess of the sum of all amounts payable on the old note after the purchase date other than stated interest, you will be considered to have purchased the note at a "premium." You generally may elect to amortize the premium over the remaining term (or an applicable call date as discussed below) of the new note on a constant yield method as an offset to interest when includible in income under your regular method of accounting. The new notes are subject to a call provision at the option of PRIMEDIA at various times, as described in this prospectus under "Description of New Notes--Optional Redemption." You will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the new note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

    CALCULATION OF AMORTIZABLE BOND PREMIUM IS COMPLICATED, AND WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE APPLICATION OF THESE RULES AS THEY APPLY TO YOU.

    MARKET DISCOUNT

    If you purchased an old note for an amount that is less than its stated redemption price at maturity, the amount will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a new note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the new note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the new note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note, unless you elect to accrue on a constant yield interest

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method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

    SALE, EXCHANGE AND RETIREMENT OF NOTES

    When you sell, exchange or retire a new note, you will recognize gain or loss equal to the difference between the amount you receive (less an amount equal to any accrued interest you have not previously included in income, which will be taxable as interest income) and your adjusted basis in the new note. Except as described above with respect to market discount, your gain or loss realized on the sale, exchange or retirement of a new note will generally be treated as capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement of a new note, you have held the new note for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductability of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on new notes and to the proceeds of sale of a new notes made to you, unless you are an exempt recipient, like a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of new notes. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not deal with non-U.S. holders that are subject to special treatment under the U.S. federal income tax laws (including if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company, a corporation that accumulates earnings to avoid federal income tax, or in certain circumstances, a United States expatriate).

    U.S. FEDERAL WITHHOLDING TAX

    The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the new notes provided that:

    - you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and applicable U.S. Treasury regulations;

    - you are not a controlled foreign corporation that is related to us through stock ownership;

    - you are not a bank whose receipt of interest on the exchange notes is described in section 881(c)(3)(A) of the Internal Revenue Code; and

    - (a) you provide your name and address on an Internal Revenue Service Form W-BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold the exchange notes through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. holders that are entities rather than individuals.

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    If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty; or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on a new note is not subject to withholding because it is effectively connected with your conduct of a trade or business in the United States, as described below under "U.S. Federal Income Tax".

    The 30% U.S. federal withholding tax will not generally apply to any gain that you realize on the sale, exchange, retirement or other disposition of the new notes.

    U.S. FEDERAL ESTATE TAX

    Your estate will not be subject to U.S. federal estate tax on new notes beneficially owned by you at the time of your death, provided that you are not a U.S. citizen or resident (as specifically defined for U.S. federal estate tax purposes) and (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the U.S. Treasury regulations) and (2) interest on the new note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

    U.S. FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and interest on the new notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. Federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Internal Revenue Code, although that interest income will be exempt from the 30% U.S. federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments.

    Any gain realized on the disposition of a new note generally will not be subject to U.S. federal income tax unless:

    - the gain is effectively connected with the conduct by you of a trade or business in the United States, or

    - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "Consequences to Non-U.S. Holders--U.S. Federal Withholding Tax."

    In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a new note within the United States or conducted through U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Internal Revenue Code, or you otherwise establish an exemption.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for a period of 180 days from the date on which the exchange offer is consummated, or any shorter period as will terminate when all old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and the new notes have been resold by the broker-dealers.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days from the date on which the exchange offer is consummated, or a shorter period as will terminate when all old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and the new notes have been resold by the broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the new notes and the guarantees are being passed upon on our behalf by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus by reference from PRIMEDIA's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of About.com as of December 31, 2000 and for the year then ended, incorporated by reference in this prospectus from PRIMEDIA's current report on Form 8-K/A dated April 26, 2001, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $500,000,000

                                     [LOGO]

  OFFER TO EXCHANGE ALL OUTSTANDING $500,000,000 8 7/8% SENIOR NOTES DUE 2011
                                      FOR
                   $500,000,000 8 7/8% SENIOR NOTES DUE 2011,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

 UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY ALL OUR DOMESTIC WHOLLY-OWNED
        RESTRICTED SUBSIDIARIES, OTHER THAN SECURITIZATION SUBSIDIARIES

                               -----------------

                              P R O S P E C T U S
                              -------------------

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